AGREEMENT AND PLAN OF REORGANIZATION

CREATIVE BUSINESS CONCEPTS, INC.
as the Purchaser
of 100% of the Issued and Outstanding Stock
of
IT NETWORKS, INC.

September 19, 2005

AGREEMENT AND PLAN OF REORGANIZATION

I

PARTIES

 THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), is entered into effective as of the 1st day of September, 2005 (the “Effective Date”), by and between CREATIVE BUSINESS CONCEPTS, INC., a California corporation (“CBC”); IT NETWORKS, INC., a California corporation (“IT NET”); and, the persons and entities named on the signature page hereof designated as the shareholders of IT NET (each a “Shareholder”, and collectively referred to herein as the “Shareholders”). CBC, IT NET, and the Shareholders are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. IT NET has issued and outstanding one thousand (1,000) shares of common stock, par value $0.00 per share (the “IT NET Stock”), constituting all of the issued and outstanding capital stock of IT NET.

B. The Shareholders are the owners and registered holders of one hundred percent (100%) of the IT NET Stock, with each Shareholder being the holder of the number of shares of IT NET Stock set forth opposite his name on Schedule II-B, attached hereto and incorporated herein by reference.

C. CBC desires to acquire all of the IT NET Stock on the terms and conditions provided herein solely in exchange for voting common stock of CBC, or the stock of CBC’s corporate parent, making IT NET a wholly-owned subsidiary of CBC.

D. The Shareholders desire to sell to CBC all of the issued and outstanding shares of IT NET Stock on the terms and conditions provided herein.

E. IT NET is the successor-in-interest to IT NETWORK PARTNERS, LLC, a California limited liability company (the “Predecessor LLC”), which was converted into IT NET (the “Conversion”) as of and on the 1st day of June, 2005 (the “Conversion Date”).

F. The Parties intend that the transactions envisioned hereunder be treated as a tax free plan of reorganization under Section 368(a) (1) (B) of the Code.

G. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

SELECTED DEFINED TERMS AND INTERPRETATION

3.1 Definitions. The following capitalized terms shall have the respective meanings specified in this Article III. Other terms defined elsewhere herein shall have meanings so given them.

3.1.1. Affiliate. “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

3.1.2. Control. “Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.1.3. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time-to-time, and the rules and regulations thereunder.

3.1.4. Intellectual Property. “Intellectual Property” (also referred to as “Intellectual Property Assets”) shall mean and include the following, as well as all other general intangibles of a like nature and all (i) goodwill, and (ii) confidential data or information relating to the below listed items:

(a) IT NET’s full legal name and all derivations thereof used by IT NET, all fictional business names, trading names, designs, registered and unregistered trademarks, registered and unregistered service marks, and applications (collectively, the “Marks”);

(b) All patents, patent applications, and inventions and discoveries that may be patentable (collectively, the “Patents”);

(c) All copyrights in both published works and unpublished works (collectively, the “Copyrights”);

(d) All rights in mask works (collectively, the “Rights in Mask Works”); and

(e) All know-how, trade secrets, confidential information, customer lists, computer software, databases, source codes, object codes, works of authorship, know-how, technical information, data, process technology, user interfaces, proprietary concepts, ideas, techniques, business models and methodologies, plans, drawings, and blue prints owned, used, or licensed by IT NET as licensee or licensor (collectively, the “Trade Secrets”).

3.1.5 Knowledge. “Knowledge” shall mean actual knowledge after reasonable investigation.
3.1.6. Material Adverse Change. “Material Adverse Change” shall mean a change which results in a Material Adverse Effect.

3.1.7. Material Adverse Effect. “Material Adverse Effect” shall mean the following meaning:

(a) with respect to CBC, (i) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of CBC; (ii) an effect which would materially impair CBC’s ability to timely to consummate the transactions contemplated under this Agreement; or, (iii) any event, circumstance or condition affecting CBC which would prevent or materially delay the consummation of the transactions contemplated under this Agreement;

(b) with respect to IT NET, (i) a material adverse effect (whether taken individually or in the aggregate with all other such effects) on the financial condition, business, results of operations or properties of IT NET; (ii) an effect which would materially impair IT NET’s ability timely to consummate the transactions contemplated under this Agreement; or, (iii) any event, circumstance or condition affecting IT NET which would prevent or materially delay the consummation of the transactions contemplated by this Agreement; and

(c) with respect to the Shareholders, (i) an effect which would materially impair such Shareholder’s ability timely to consummate the transactions contemplated under this Agreement; (ii) an effect which would materially impair such Shareholder’s ability to timely to consummate the transactions contemplated under this Agreement; or, (iii) any event, circumstance or condition affecting such Shareholder which would prevent or materially delay the consummation of the transactions contemplated under this Agreement

3.1.8. Ordinary Course of Business. “Ordinary Course of Business” shall mean the course of business procedures and practices consistent with past custom and practice (including with respect to quantity and frequency).

3.1.9. CBC’s SEC Filings. “CBC’s SEC Filings” shall mean CBC’s registration statement on Form SB-2, including Part II and the list of exhibits thereto (copies of which exhibits are available to Shareholders upon request to CBC’s Chief Financial Officer) and CBC’s Form 10-SB recently filed with SEC.

3.1.10. Person. “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, a joint venture, unincorporated organization, or any other type of entity.

3.1.11. SEC. “SEC” shall mean the Securities and Exchange Commission.

3.1.12. Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

3.1.13. Tax or Taxes. “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

3.1.14. Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.2. Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied. When used herein, the term “financial statements” shall include the notes and schedules attached thereto. The term “GAAP” means generally accepted accounting principles consistently applied as in effect from time to time.

3.3 Additional Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; and, (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

3.4 Interpretation.

3.4.1. Provision Not Construed Against Party Drafting Agreement. This Agreement shall be deemed to have been drafted by all Parties, and, in the event of a dispute, no Party shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

3.4.2. Number and Gender. The singular when used in this Agreement shall include the plural, and the masculine gender shall include the feminine and neuter genders, unless the context clearly indicates otherwise.

3.4.3. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

3.4.4. Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

3.4.5. Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

IV

EXCHANGE

4.1 Exchange of Shares. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth herein, (i) the Shareholders shall transfer, assign, and deliver to CBC all of the then issued and outstanding shares of the IT NET Stock, and (ii) CBC shall issue to the Shareholders in exchange therefore (the “Exchange”) an aggregate of four hundred thousand (400,000) shares of the voting common stock, zero ($0.0) par value per share, of CBC or an equal number of shares of common stock of CBC’s corporate parent (the “CBC Stock”). The number of shares of CBC Stock to be issued to each Shareholder will be determined by multiplying the aggregate number of shares of CBC Stock to be issued to the Shareholders as determined in accordance with the preceding sentence, by a fraction, the numerator of which is the number of IT NET Stock held by such Shareholder and the denominator of which is the total number of IT NET Stock then outstanding. Schedule II-B sets forth the number of shares of CBC Stock to be issued to each Shareholder in the Exchange, based on the current holdings of IT NET Stock by the respective Shareholders. In the event of any stock split, dividend paid in stock, recapitalization or reclassification with respect to CBC Stock prior to the Closing, the number of CBC Stock (and if appropriate the type of security) will be appropriately adjusted.

4.2 Fractional Shares. No fractions of CBC Stock will be issued in connection with CBC’s issuance of CBC Stock in the Exchange. In lieu of the issuance of any such fractional share, CBC will issue to the Shareholder who would otherwise be entitled to receive such fractional share an amount of CBC Stock rounded to the nearest whole number of CBC Stock to which such Shareholder would otherwise be entitled to receive pursuant to this Section 4.2.

4.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the Exchange (the “Closing”) shall take place (a) at the offices of CBC, 1 Technology Drive, Building H, Irvine, California, 92618, at 1000 AM PST on the 1st day of September, 2005, or at such other time, date or place as the Parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

4.4 Delivery of Share Certificates. At the Closing, CBC shall deliver to each of the Shareholders, or the duly authorized agent of any Shareholder, share certificates representing shares of CBC Stock in the respective amounts to which each is entitled in accordance with Sections 4.1 and 4.2, above, against delivery to CBC of certificates for the IT NET Stock to be transferred in the Exchange, duly endorsed or accompanied by stock powers duly executed in blank, with signatures guaranteed by an entity whose guaranty is acceptable for the transfer of shares of CBC Stock. Each Shareholder shall provide to CBC in writing prior to the Closing Date such Shareholder’s mailing address, taxpayer identification number and any other shareholder information normally required by the transfer agent and registrar of CBC Stock.

4.5 Tax-Free Reorganization. The Parties intend that the Exchange be treated as a tax free plan of reorganization under Section 368(a) (1) (B) of the Code, with the CBC Stock issued in the Exchange to be issued solely in exchange for the IT NET Stock, and no other consideration that could constitute “other property” within the meaning of Section 356(a) of the Code being transferred by CBC for the IT NET Stock. The Parties shall not take a position on any Tax Return or before any taxing authority that is inconsistent with this Section 4.5 unless otherwise required by a final and binding determination or resolution of a governmental body with appropriate jurisdiction, and each Party agrees to promptly notify the other Party of any assertion by a taxing authority of a position that is inconsistent with this Section 4.5. No Party represents or warrants that the Exchange and the other transactions contemplated under this Agreement will qualify as reorganization under the Code.

V

REPRESENTATIONS AND WARRANTIES OF CBC

CBC hereby represents and warrants to the Shareholders as follows upon execution of this Agreement and at Closing:

5.1 Organization and Good Standing. CBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

5.2 Subsidiaries. Schedule 5.2, attached hereto and incorporated herein by reference, sets forth for each subsidiary of CBC (i) its name and jurisdiction of incorporation, and (ii) the percentage of such Person’s issued and outstanding shares of capital stock owned by CBC.

5.3 Authorization.

5.3.1. Operation of Business. CBC has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

5.3.2 Execution of Agreement. CBC has the requisite corporate power and authority and has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery, and performance by CBC of this Agreement. This Agreement has been duly and validly executed and delivered by CBC and constitutes the valid and binding obligations of CBC, enforceable in accordance with the respective terms.

5.4 Effect of Agreement. As of the Closing, the consummation by CBC of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a) Violate any judgment, statute, law, order, writ, rule, ordinance, regulation, or determination or decree of any arbitrator, court, or other governmental agency or administrative body (collectively, “Requirement of Law”) applicable to or binding upon CBC;

(b) Violate (i) the terms of the Articles of Incorporation or Bylaws of CBC; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon CBC or to which CBC is subject;

(c) Accelerate or constitute an event entitling the holder of any indebtedness of CBC to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of CBC under any agreement, commitment, contract (written or oral) or other instrument to which CBC is a party or by which it is bound or affected.

5.5 Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement and the performance of any obligations contemplated hereunder.

5.6 Legal Proceedings. There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of CBC’s management, threatened against CBC, or against any property, asset, interest or right of CBC, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

5.7 Regulatory Compliance. To the best Knowledge of CBC, it has not violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect. Further, CBC and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from CBC’s failure to comply with ERISA that could result in CBC’s incurring any material liability. CBC is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

5.8 Capitalization. CBC is authorized to issue one hundred million (100,000,000) shares of CBC Stock. Five million one hundred ninety two thousand five hundred (5,192,500) shares of CBC Stock are issued and outstanding. All of the issued and outstanding CBC Stock has been duly authorized and is validly issued, fully paid, and nonassessable. Other than as otherwise provided for herein or reflected Schedule 5.8, attached hereto and incorporated herein by reference, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CBC to issue, sell, or otherwise cause to become outstanding any of its capital stock.
5.9 CBC Stock. The CBC Stock to be issued pursuant to the provisions of this Agreement will, upon such issuance, be duly authorized, legally and validly issued, fully paid and nonassessable, and free and clear of all liens, mortgages, pledges, and other encumbrances of any nature, unless expressly provided herein to the contrary.

5.10 Purchase for Investment. CBC is not acquiring the IT NET Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

5.11 Disclosure. No representation or warranty made by CBC in this Agreement or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

5.12 Material Defaults. CBC is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which CBC is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of CBC.

5.13 Tax Returns and Disputes. Other than as otherwise provided for herein or reflected Schedule 5.13, attached hereto and incorporated herein by reference, CBC has filed all Tax Returns (federal, state and local) required to be filed by it, has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (federal, state and local) due and payable by it. There are no audits pending and there are no present disputes as to Taxes of any nature payable by CBC.

5.14 Financial Condition. The audited financial statements of CBC for the period ended 31 December 2003 and 31 December 2004 (collectively, the “CBC Financial Statements”) present fairly the financial position, results of operations and cash flows of CBC at the dates and for the fiscal periods then ended, in accordance with GAAP (except, with respect to the unaudited interim CBC Financial Statements, for the absence of footnotes thereto and subject to customary year end adjustments).

5.15 No Material Adverse Change. Since 31 December 2004 there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of CBC.

5.16 Disclosure. The representations and warranties of CBC contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to the Shareholders.
5.17 Other Matters. CBC has not taken and has not agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement.

VI

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder hereby severally (and not jointly with respect to the other Shareholders) represents and warrants to CBC as follows upon execution of this Agreement and at Closing:

6.1 Ownership of Shares. Such Shareholder owns and shall own of record and beneficially the IT NET Stock set forth on Schedule II-B opposite such Shareholder’s name and such IT NET Stock constitutes all of the shares of IT NET Stock owned of record or beneficially by such Shareholder. Such Shareholder holds its IT NET Stock free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of any capital stock of IT NET, other than under this Agreement. Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of IT NET.

6.2 Sale of IT NET Stock. Such Shareholder will not sell or transfer any IT NET Stock prior to the earlier of the Closing or the termination of this Agreement, unless the prior written consent of CBC shall have been obtained. Upon transfer and delivery by such Shareholder to CBC of the IT NET Stock owned by such Shareholder pursuant to this Agreement, CBC shall acquire ownership of such shares, free and clear of all adverse claims (other than any created by or through CBC).

6.3 Organization and Good Standing of Certain Shareholders. Schedule 6.3, attached hereto and incorporated herein by reference, shows the residence of each Shareholder. For each such Shareholder which is not a natural person, Schedule 6.3 shall also reflect the principal office of each such Shareholder, as well as a description of the legal nature of such Shareholder including the jurisdiction under whose laws it is organized, its authorized signatories, and (unless its shares or other equity interests are publicly traded in an established market) the names of any 10% or greater beneficial owner. If the Shareholder is not a natural person, the Shareholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

6.4 Power and Authorization. Such Shareholder has full power and authority (including, if the Shareholder is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions. The Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
6.5 Effect of Agreement. As of the Closing, the consummation by such Shareholder of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a) Violate any“Requirement of Law” applicable to or binding upon such Shareholder;

(b) If the Shareholder is not a natural person, violate (i) the terms of its formation documents or similar agreements; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon such Shareholder or to which it is subject; or

(c) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of such Shareholder under any agreement, commitment, contract (written or oral) or other instrument to which such Shareholder is a party or by which it is bound or affected.

6.6 Legal Proceedings. There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of such Shareholder, threatened against such Shareholder, or against any property, asset, interest or right of such Shareholder, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

6.7 Investment. The Shareholder (i) understands that the CBC Stock to be issued in the Exchange has not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) is acquiring the CBC Stock solely for his or its own account for investment purposes, and not with a view to the distribution thereof; (iii) is a sophisticated investor with Knowledge and experience in business and financial matters and is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act; (iv) has received a copy of CBC’s SEC Filings and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the CBC Stock; (v) understands that the CBC Stock cannot be sold or otherwise transferred unless registered pursuant to the Securities Act or an exemption from registration is available (such as Rule 144 promulgated under the Securities Act, which requires a one-year holding period and imposes certain other constraints), and is able to bear the economic risk and lack of liquidity inherent in holding the CBC Stock (notwithstanding any such Shareholder’s ability to transfer or dispose of such shares of CBC Stock in one or more transactions that are exempt from or otherwise not in violation of the Securities Act and the rules and regulations thereunder); and, (vi) understands that the certificates evidencing the CBC Stock may bear the legend(s) as deemed reasonable by CBC.

6.8 Investigation. As of the Closing, each Shareholder will be entering into the Exchange based upon its own independent investigation and evaluation of CBC and its prospects, and the covenants, representations and warranties of CBC set forth herein. Each Shareholder is expressly not relying on any oral representations made by CBC or any of its Affiliates or representatives with regard to the CBC Stock or CBC itself.
6.9 Disclosure. The representations and warranties of such Shareholder contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to CBC.

6.10 Other Matters. None of the Shareholders has taken or agreed to take any action, or has any Knowledge of any fact or circumstances, that would materially impede or delay the consummation of the transactions contemplated hereby.

VII

REPRESENTATIONS AND WARRANTIES OF IT NET

IT NET hereby represents and warrants to CBC as follows upon execution of this Agreement and at Closing:

7.1 Organization and Good Standing. IT NET is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

7.2 Subsidiaries. Schedule 7.2, attached hereto and incorporated herein by reference, sets forth for each subsidiary of IT NET (i) its name and jurisdiction of incorporation, and (ii) the percentage of such Person’s issued and outstanding shares of capital stock owned by IT NET.

7.3 Authorization.

7.3.1. Operation of Business. IT NET has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

7.3.2 Execution of Agreement. IT NET has the requisite corporate power and authority and has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery and performance by IT NET of this Agreement. This Agreement has been duly and validly executed and delivered by IT NET and constitutes the valid and binding obligations of IT NET, enforceable in accordance with the respective terms.

7.4 Effect of Agreement. As of the Closing, the consummation by IT NET of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a) Violate any Requirement of Law applicable to or binding upon IT NET;

(b) Violate (i) the terms of the Articles of Incorporation or Bylaws of IT NET; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon IT NET or to which IT NET is subject;

(c) Accelerate or constitute an event entitling the holder of any indebtedness of IT NET to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of IT NET under any agreement, commitment, contract (written or oral) or other instrument to which IT NET is a party or by which it is bound or affected.

7.5 Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement and the performance of any obligations contemplated hereunder.

7.6 Legal Proceedings. There are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of IT NET’s management, threatened against IT NET, or against any property, asset, interest or right of IT NET, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

7.7 Regulatory Compliance. To the best Knowledge of IT NET, it has not violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect. Further, IT NET and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from IT NET’s failure to comply with ERISA that could result in IT NET’s incurring any material liability. IT NET is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

7.8 Capitalization. IT NET is authorized to issue one thousand (1,000) shares of IT NET Stock. One thousand (1,000) shares of IT NET Stock are issued and outstanding. All of the issued and outstanding IT NET Stock has been duly authorized and is validly issued, fully paid, and nonassessable. Other than as otherwise provided for herein or reflected Schedule 7.8, attached hereto and incorporated herein by reference, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require IT NET to issue, sell, or otherwise cause to become outstanding any of its capital stock.
7.9 IT NET Stock. The IT NET Stock to be acquired pursuant to the provisions of this Agreement will, upon such transfer, be duly authorized, legally and validly issued, fully paid and nonassessable, and free and clear of all liens, mortgages, pledges, and other encumbrances of any nature, unless expressly provided herein to the contrary.

7.10 Employee Benefit Plans. Except as set forth in Schedule 7.10, attached hereto and incorporated herein by reference, IT NET is not a party to any written or oral (i) contract with any labor union, (ii) bonus, pension, profit-sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing employees benefits, (iii) employment, agency, consulting or similar contract which cannot be terminated by it in one hundred twenty (120) days or less, without cost, or (iv) any other plan, agreement or arrangement governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

7.11 Permits and Licenses. IT NET has all licenses and permits (federal, state and local) required by governmental authorities to own, operate and carry on its business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

7.12 Customers and Suppliers. The books and records of IT NET contain a correct and complete list of each of the customers and suppliers of IT NET who have dealt with IT NET during the last five (5) years (the “Customers” and “Suppliers”). IT NET has taken all commercially reasonable steps to maintain the confidentiality of the Customers. To IT NET’s best Knowledge:

(a) None of the Customers or Suppliers, or any other person or entity having material business dealings with IT NET will or may cease to continue such relationship with CBC;

(b) None of the Customers or Suppliers, or any other person or entity having material business dealings with IT NET will or may substantially reduce the extent of such relations with IT NET at any time from or after the Closing;

(c) There are no other existing or contemplated material modifications or changes in the business relationship of any Customers or Suppliers with IT NET;

(d) There are no existing conditions or state of facts or circumstances which have or would have a Material Adverse Effect on the relationship of IT NET with Customers or Suppliers after it is acquired by CBC, or which has prevented or will prevent such business from being carried on after the Closing in essentially the same manner as it is currently carried on.
7.13 Leases and Similar Agreements. Except as set forth in Schedule 7.13, attached hereto and incorporated herein by reference, IT NET is not a party to, nor are any of its assets bound by or subject to, any leases or other similar agreements or instruments, whether as lessor or lessee. With regard to all such disclosed leases and similar agreements, IT NET has delivered to CBC any and all consents or waivers of other parties necessary for the continuation of the leases and similar agreements upon the same terms and conditions in effect as of the Closing.

7.14 Material Agreements. Except as set forth in Schedule 7.14, attached hereto and incorporated herein by reference, IT NET is not a party to, nor are any of its assets bound by or subject to, any of the following:

(a) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents or copyrights (or applications therefore), know-how or technical assistance, or other proprietary rights (other than trademark agreements which are entered into in the ordinary course of IT NET’s business in conjunction with sales agreements;

(b) agreement or other arrangement for the sales of goods or services by IT NET to any government or governmental authority (other than pursuant to open purchase orders issued by such entities);

(c) agreement with any vendor, distributor, dealer, sales agent or representative other than contracts or orders for the purchase or sale of goods made in the usual and Ordinary Course of Business at an aggregate price per contract or order of less than $10,000 and a terms of less than ninety days under any such contract or order;

(d) agreement with any supplier or customer with respect to discounts (other than those reflected on IT NET’s current price lists) or allowances or extended payment terms;
(e) joint venture or partnership agreement with any other person;
(f) agreement which restricts IT NET from doing business anywhere in the world; or
(g) long-term services agreement.
7.15 Employment Agreements. Except as set forth on Schedule 7.15, attached hereto and incorporated herein by reference, and except as otherwise provided for herein, IT NET is not a party to any employment agreement, independent contractor agreement, or similar arrangement or agreement, whether it be reduced to written form or an oral promise.

7.16 Restrictive Covenant Agreements. Schedule 7.16, attached hereto and incorporated herein by reference, represents a list of all restrictive covenant agreements and arrangements held by IT NET with regard to its business. All of such contracts are hereunder assigned to CBC, and IT NET has the requisite power and ability to so assign all said contracts, copies of which are also attached hereto as part of Schedule 7.16.

7.17 Accounts Receivable. All accounts receivable of IT NET arose from valid sales transactions in the Ordinary Course of Business and represent valid obligations due IT NET, and represent valid obligations due IT NET, and are collectible in the Ordinary Course of Business in the aggregate recorded amounts thereof in accordance with their terms.

7.18 Insurance Policies. All insurance policies maintained by IT NET on its assets, business, officers and personnel provide adequate and sufficient liability and property damage coverage commensurate with the business practices of IT NET. IT NET does not conduct any business which would result in the cancellation of, or a material increase in the premiums, for any of its insurance policies.

7.19 Environmental Matters. To the best Knowledge of IT NET, with regard to matters of environmental compliance:

(a) IT NET has conducted and is conducting its business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased by IT NET at any time in the past; and at the time of acquisition of any security interest, all properties in which IT NET has a security interest had always been used, in compliance with all applicable federal, and state and local environmental laws and regulations, except where the failure to comply with such laws and regulations, in the aggregate, has not had and could not have a material adverse effect on the condition (financial or otherwise), business or properties of IT NET.

(b) Neither IT NET nor any property currently owned, operated or leased or which has been owned, operated or leased by IT NET, is subject to any existing, pending or threatened investigation, action or proceeding, including any notice of violation, by any governmental authority regarding contamination of any part of such property or infractions of any law, statute, ordinance or regulation or any license or permit issued by any government agency pertaining to health, industrial hygiene or environmental safety or environmental conditions on, under or about such property, except where such investigations, actions, proceedings, notifications or infractions, in the aggregate, have not had and could not have a material adverse effect on the condition (financial or otherwise), business or properties of IT NET.

(c) Except as set forth in Schedule 7.19, attached hereto and incorporated herein by reference, there are no underground storage tanks or toxic or hazardous wastes, substances, or materials, or pollutants or contaminants, including asbestos, presently located on or under any property which is currently or has been owned, operated or leased by IT NET; there were no underground storage tanks or toxic or hazardous wastes, substances, or materials, or pollutants or contaminants, including asbestos, located on or under any property in which IT NET or IT NET has or had an interest. As used herein, the terms toxic or hazardous wastes, substances or materials, pollutants and contaminants mean any material which is or becomes during the term of this Agreement regulated or controlled as a hazardous or toxic waste or environmental pollutant under any federal, state or local law, ordinance, order, decree or regulation currently in effect and applicable to IT NET or any property owned, operated or leased by IT NET.

7.20 Other Arrangements. IT NET is not a party to any contract, commitment or agreement, nor are any of its assets subject to, or bound or affected by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which is not applicable to IT NET generally, which would, individually or in the aggregate, cause a Material Adverse Effect on IT NET. IT NET is also not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments contemplated by this

Agreement, to any other person as a result of the consummation of the transactions contemplated herein.

7.21 Undisclosed Liabilities. IT NET does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for (i) liabilities set forth in the IT NET Financial Statements, and (ii) liabilities which have arisen after the date of the IT NET Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

7.22 Material Defaults. IT NET is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which IT NET is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of IT NET.

7.23 Tax Returns and Disputes. IT NET has filed all Tax Returns (federal, state and local) required to be filed by it, and all such Tax Returns filed are complete and accurate in all material respects. IT NET has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (federal, state and local) due and payable by it. IT NET has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities. IT NET is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local or foreign laws, and the rules and regulations thereunder.

7.24 Title to Assets. IT NET has good and marketable title to all of its assets, free and clear of all liens, mortgages, conditional sale and other title retention agreements, pledges, assessments, tax liens and other encumbrances of any nature, except as expressly disclosed on Schedule 7.24, attached hereto and incorporated herein by reference.

7.25 Condition of Assets. The assets of IT NET are in good operating condition and repair, subject to reasonable wear and tear, constitute all of the assets used in the conduct of the business, and are sufficient for the proper operation of the Ordinary Course of Business.

7.26 Intellectual Property Assets. The Intellectual Property Assets are all those necessary for the operation of the business of IT NET as it is currently conducted, and are listed on Schedule 7.26, attached hereto and incorporated herein by reference. IT NET is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. To the extent that any employee or former employee of IT NET has developed or invented or otherwise produced any of the Intellectual Property Assets, all such former and current employees of IT NET have executed written contracts that assign to IT NET all rights to any inventions, improvements, discoveries, or information relating to the Intellectual Property Assets. No such employee or former employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than IT NET. With regard to different aspects of the Intellectual Property Assets:

7.26.1. Patents.

(i) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To IT NET’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iii) No Patent is infringed or, to IT NET’s Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by IT NET infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(iv) All products made, used, or sold under the Patents have been marked with the proper patent notice.

7.26.2. Trademarks.

(i) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

(ii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to IT NET’s Knowledge, no such action is Threatened with the respect to any of the Marks.

(iii) To IT NET’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(iv) No Mark is infringed or, to IT NET’s Knowledge, has been challenged or threatened in any way. None of the Marks used by IT NET infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(v) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

7.26.3. Copyrights.

(i) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the date of Closing.

(ii) No Copyright is infringed or, to IT NET’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iii) All works encompassed by the Copyrights have been marked with the proper copyright notice.

7.26.4. Trade Secrets.

(i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

(ii) IT NET has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(iii) IT NET has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public Knowledge or literature, and, to IT NET’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of IT NET. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

7.27 Financial Condition. The financial statements of the Predecessor LLC for the year ended 31 December 2004 and all related financial information and documentation (including but not limited to bank statements, customer billings, and Tax Returns), collectively referred to herein as the “IT NET Financial Statements”, present fairly the financial position, results of operations and cash flows of the Predecessor LLC for the fiscal period then ended, in accordance with GAAP. IT NET has delivered true and complete copies of the IT NET Financial Statements to each of the Shareholders or any authorized agent of any Shareholder.

7.28 No Adverse Change. Since 31 December 2004 there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of IT NET.

7.29 Other Matters. IT NET has not taken and has not agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated hereby.

7.30 Disclosure. The representations and warranties of IT NET contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to the Shareholders.

7.31 Advice of Changes. Between the Effective Date hereof and the Closing Date, IT NET shall promptly advise CBC in writing of any fact which, if existing or known at the Effective Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Effective Date, would have made any of the representations contained herein untrue.

7.32 Conversion. As of or prior to the Effective Date, the Conversion was completed under the applicable provisions of the General Corporate Law of California and the Predecessor LLC ceased to be a legal entity as of and on the Conversion Date.

7.32 Restatement and Reissuance for Predecessor LLC. Each and every provision of this Article VII, with the express exception of Sections 7.2; 7.3.2.; 7.4; 7.8; 7.9; 7.28 (other than the Conversion); and, 7.31, inclusive, are hereby restated and reissued by IT NET with regard to the Predecessor LLC as an express representation and warranty of IT NET hereunder, further qualified as follows:

(a) Each such representation and warranty shall be made as of and on the Conversion Date; and

(b) Each applicable provision of this Article VII making reference to a corporation shall instead be made as if such reference were specifically made with regard to a limited liability company, as that term is defined under the Beverly-Killea Limited Liability Company Act as adopted in the State of California.

VIII

OBLIGATIONS OF PARTIES PRIOR TO CLOSING

8.1 IT NET and Shareholders’ Obligations Pending the Closing. Each of the Shareholders and IT NET hereby further covenant and agree that, prior to the Closing, unless the prior written consent of CBC shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated in this Agreement, IT NET shall, subject to Section 8.2, below, operate its business only in the usual, regular and ordinary course and in accordance with its prior practices, and shall use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and business and customer relations necessary to run its business as currently run.

8.2 Cash Generation or Preservation Actions. From and after the Effective Date and then up to and until Closing, except as otherwise expressly provided for in Section 9.3, below, neither IT NET nor any of the Shareholders shall engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, the primary purpose or effect of which has been to generate or preserve Cash.

8.3 Additional Forbearances. From the Effective Date until the Closing, IT NET covenants and agrees to ensure that IT NET does not (other than as contemplated in this Agreement) do any of the following without the prior written consent of CBC acting in good faith:

(a) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or otherwise purchase or redeem, directly or indirectly, any shares of its capital stock;

(b) issue, sell or deliver or enter into any agreement to issue, sell or deliver any shares of its capital stock or any options, warrants, or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase, sell or deliver any such shares, or any securities convertible into or exchangeable for any such shares, or effect any stock split, or otherwise change, combine or reclassify its authorized capitalization;

(c) incur any indebtedness or issue or sell any debt securities or prepay any debt;

(d) mortgage, pledge or otherwise subject to any material lien or lease, any of its properties or assets, tangible or intangible or permit or suffer any such property or asset to be subjected to any material lien or lease; or license or dispose of any material assets, except in the Ordinary Course of Business consistent with its prior practice;

(e) forgive or cancel any debts or claims, or waive any rights, except for fair value;

(f) modify or extend the current term of any material agreement, or waive any material rights thereunder;

(g) pay any bonus to any employee or agent or contractor, or grant to any employee or agent or contractor any increase in compensation except in the Ordinary Course of Business consistent with its prior practice, or enter into any employment, severance, termination or similar agreement with any employee or agent or contractor;

(h) amend its Articles of Incorporation or Bylaws or any other organizational documents;

(i) make any material changes in policies or practices relating to business practices or other terms accounting therefore or in policies of employment;

(j) enter into any type of business not conducted by IT NET as of the date of this Agreement or create or organize any subsidiary of IT NET or enter into or participate in any joint venture or partnership;

(k) except as otherwise expressly contemplated by this Agreement, enter into any agreement or transactions with any of the Shareholders or their respective Affiliates or make any amendment or modification to any such agreement;

(l) make or change any election in respect of Taxes or settle any claim related to Taxes; or

(m) enter into any contract, commitment, or arrangement to do any of the foregoing.

8.4 Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions envisioned hereunder.

8.5 Full Access.

(a) During the period from the Effective Date of this Agreement to the Closing, IT NET shall, upon reasonable notice, cause IT NET to afford to CBC and its representatives (including, without limitation, officers and employees of CBC and counsel, accountants and other professionals retained by CBC), such access during normal business hours to its books, records, properties and such other information as CBC may reasonably request for the purpose of conducting any review or investigation reasonably related to the transactions contemplated hereby, provided that such access shall not interfere with the normal business operations of IT NET. Notwithstanding any investigation by CBC before or after the date of this Agreement or any Knowledge gained therefrom, CBC shall be entitled to rely fully on the representations and warranties contained in Articles VI and VII.

(b) CBC agrees that it will keep confidential any information furnished to it in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement dated 03 March 2005, between CBC and the other parties thereto, which agreement shall remain in effect in accordance with its terms.

8.6 Certain Conditions Precedent to CBC’s Obligations. The obligations of CBC to enter into and consummate the transactions contemplated hereby are subject to the fulfillment (or waiver in writing by CBC in its sole discretion) on or prior to the Closing Date of the additional following conditions that:

(a) the representations and warranties of the Shareholders and those of IT NET contained in this Agreement shall be true and correct on and as of the Effective Date and in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) the Shareholders and IT NET shall have performed and complied in all material respects with all covenants and agreements required by this Agreement on or prior to the Closing Date;

(c) all appropriate parties shall have entered into the Employment Agreements referenced in Section 9.2, below;

(d) there shall not have occurred any Material Adverse Change in respect to IT NET;

(e) any required third party consents shall have been received and delivered to CBC; and

(f) an executive officer of IT NET shall have delivered to CBC a certificate to the effect that, to his Knowledge, the conditions in paragraphs (a) and (b) have been satisfied.

8.7 Certain Conditions Precedent to the Shareholders’ and IT NET’s Obligations. The obligations of the Shareholders and IT NET to enter into and complete the transactions contemplated hereby are further subject to the fulfillment (or waiver in writing by the Shareholders in their sole discretion) on or prior to the Closing Date of the conditions that:

(a) the representations and warranties of CBC contained in this Agreement shall be true and correct on and as of the Effective Date and in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) CBC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement on or prior to the Closing Date;

(c) there shall not have occurred any Material Adverse Change in respect to CBC;

(d) all appropriate parties shall have entered into the Employment Agreements referenced in Section 9.2, below; and

(e) An executive of officer of CBC shall have delivered to the Shareholders a certificate to the effect that, to his Knowledge, the conditions in paragraphs (a) and (b) have been satisfied.

IX

OBLIGATIONS OF PARTIES AT CLOSING

In addition to all other obligations imposed under this Agreement, the Parties hereby further agree as follows with regard to the Closing:

9.1 Directors and Officers. The Directors, or the Shareholders if necessary, of IT NET shall appoint those directors to its Board of Directors as instructed by CBC. Each and every one of the other directors and officers of IT NET in office at and as of the Closing Date shall then resign their respective position(s) as of and on the Closing Date.

9.2 Employment Agreements. CBC shall enter into employment agreements with Gregg Stempson, Jim Froggatt, Doug Catiller, and Ken Moran, respectively, in the forms attached hereto as Exhibits 9.2(a), (b), (c), and (d) and incorporated herein by reference (collectively, the “Employment Agreements”).

9.3 Closing Distribution to Shareholders. At the Closing, IT NET shall be permitted to make a distribution to the Shareholders (the “Closing Distribution”) in accordance with the following:

(a) The amount of cash or cash equivalents which the Shareholders contributed to IT NET in connection with its formation shall be documented to the reasonable acceptance of the Shareholders and CBC (the “Formation Contributions”).

(b) The total amount of all sums received without duplication by or on behalf of IT NET from or in respect of its business from and after the 1st day of June, 2005 up to and until Closing shall be documented to the reasonable acceptance of the Shareholders and CBC (the “Gross Revenues”);
(c) The total amount of all expenses incurred in respect of the operation and maintenance of the business of IT NET in its Ordinary Course of Business (which shall include but not be limited to wages, salaries, insurance premiums, property and business taxes, and regulatory costs and expenses) from and after the 1st day of June, 2005 up to and until Closing shall be documented to the reasonable acceptance of the Shareholders and CBC (the “Operating Expenses”).

(d) To the extent that the sum of (i) the Gross Revenues less (ii) the Operating Expenses exceeds the Formation Contributions, that difference shall be the amount of the Closing Distribution to be distributed to the Shareholders at Closing.

(e) The Closing Distribution shall be distributed to the Shareholders in proportion to their ownership of the IT NET Stock at the Closing.

9.4 Good Faith Efforts to Satisfy Conditions. Each of the Parties will use its good faith efforts to cause each of the conditions to closing that is within its reasonable control to be satisfied as soon as reasonably practical.

X

INDEMNIFICATION

10.1 Indemnification by Shareholders. Shareholders, jointly and not severally, hereby covenant and agree that notwithstanding any investigation made at any time by or on behalf of CBC or any information CBC may have and regardless of the Closing hereunder, Seller shall indemnify CBC and its directors, officers, shareholders and affiliates, and each of their successors and assigns (each individually referred to herein as an “CBC Indemnified Party”) and hold each harmless from, against and in respect of any and all costs (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of legal counsel) losses, claims, liabilities, fines, penalties, damages, demands, judgments, debts, obligations, causes of action and expenses (cumulatively referred to as the “Indemnified Claims”) arising by reason of or in connection with any of the following:

(a) Any and all Indemnified Claims against a CBC Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise, arising out of the business of IT NET (whether known or unknown to the Shareholders or any CBC Indemnified Party), to the extent arising out of the operation of the business or incurred by IT NET on or prior to the Closing and not otherwise provided for to the contrary by the express written agreement of the Parties;

(b) Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by the Shareholders or IT NET in this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, or any certificate, instrument or writing delivered in connection therewith;

(c) Any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 10.1;

(d) Any tax liabilities, and all interest, penalties, assessments and all other Indemnified Claims in respect thereof, arising out of the business of IT NET for any period prior to the Closing;

(e) Any and all Indemnified Claims arising by reason of or in connection with any act or omission pursuant to, or in breach of this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, or any certificate, instrument or writing delivered in connection therewith, by Seller; and

(f) Any and all Indemnified Claims arising from or in any way related to any bonus, pension, profit sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing benefits to employees of IT NET relating to a period at or prior to the Closing.

10.2 Indemnification by CBC. From and after the Closing Date, CBC shall indemnify and hold harmless the Shareholders, and their respective directors, officers, employees and agents, and each of the heirs, executors, successors, and assigns of any of the foregoing (the “Shareholder Indemnified Parties”) from and against any and all Indemnified Claims incurred by or asserted against any of such parties in connection with or arising out of (i) any breach by CBC of any representation or warranty hereunder; (ii) any failure by CBC to comply with any covenant or agreement set forth herein; or, (iii) any third party claim relating to the operation of IT NET’s business from and after the Closing. Any amounts paid by CBC to one or more of the Shareholders pursuant to this Section 10.2 may be payable in shares of CBC Stock in the sole discretion of CBC.

10.3 Notice. The Party being indemnified hereunder (the “Indemnified Party”) shall give written notice to the Party against whom a claim for indemnification is asserted hereunder (the “Indemnifying Party”) within the earlier of twenty (20) days of receipt of written notice or forty (40) days from discovery by the Indemnified Party of any matters recognized by the Indemnified Party as providing a basis for a claim for indemnification or reimbursement under this Agreement. The failure to give such notice shall not affect the right of the Indemnified Party to indemnity hereunder unless such failure has materially and adversely affected the rights of the Indemnifying Party.

10.4 Right to Defend. The Indemnifying Party shall be entitled to (without prejudice to the right of any Indemnified Party to participate at its own expense with counsel if its own choosing) defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice. However, if the defendants in any action shall include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article X, for all costs and expenses incurred by it in connection therewith.

XI

TAX MATTERS

11.1 Liability for Taxes. Notwithstanding any other provision of this Agreement, the Shareholders shall be liable for all Taxes imposed on IT NET for any taxable year or period that ends on or before the Closing Date and which is not otherwise reserved under Section 9.3, above. Notwithstanding any other provision of this Agreement, CBC shall be liable for all Taxes imposed on IT NET or for which IT NET may otherwise be liable, for any taxable year or period that begins after the Closing Date.

11.2 Tax Returns. The Shareholders shall file or cause to be filed on behalf of IT NET when due all Tax Returns that are required to be filed by or with respect to IT NET for taxable years or periods ending on or before the Closing Date and shall remit any Taxes due in respect of such Tax Returns. CBC shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to IT NET for taxable years or periods ending after the Closing Date other than the Tax Returns required to be filed by IT NET as provided above, and shall remit any Taxes due in respect of such Tax Returns. Any Tax Returns required to be filed by the Shareholders on behalf of IT NET pursuant to this Section 11.2 shall be submitted to CBC for approval (which approval shall not be unreasonably withheld) prior to the filing of such Tax Returns.

11.3 Contest Provisions.

11.3.1. Notice. CBC shall promptly notify the Shareholders in writing upon receipt by CBC of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect any Tax liability for which the Shareholders are liable pursuant to this Agreement, provided that failure to comply with this provision shall not affect CBC’s right to indemnification hereunder except to the extent such failure impairs the Shareholders’ ability to contest any such Tax liabilities.

11.3.2. Right to Participate. The Shareholders shall have the right to participate in any Tax audit or administrative or court proceeding relating to any Tax liability for which the Shareholders are liable pursuant to this Agreement; provided, however, that CBC shall have the right to take part and effectively control any such proceeding to the extent that the outcome of such proceeding may reasonably be considered to have an adverse impact on CBC or IT NET. CBC and the Shareholders agree not to agree to settle any Tax claim which may be the subject of indemnification by the other party or which would otherwise result in additional tax liability to the other party pursuant to this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld).

11.4 Assistance and Cooperation. After the Closing Date, each of the Shareholders and CBC shall (and cause their respective Affiliates to):

(a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing under this Agreement;

(b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding any Tax Returns of IT NET;

(c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of IT NET, including all pertinent records for conduct of any tax audit including, but not limited to, copies of all IT NET’s Tax Returns, copies of financial records and customers’ invoices supporting such Tax Returns, and copies of all sales and use tax exemption certificates obtained from customers;

(d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of IT NET for taxable periods for which the other may have a liability under this Agreement; and

(e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit with respect to any taxable period for which the other may have a liability under this Agreement.

XII

ADDITIONAL SELECTED RIGHTS AND OBLIGATIONS

12.1 Survival. The representations and warranties and the covenants and agreements of each Party set forth in this Agreement shall survive the Closing for a period of five (5) years.

12.2 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual consent of CBC and the Shareholders;

(b) by the Shareholders, if CBC has failed to perform in any material respect any of its respective obligations required to be performed by it under this Agreement unless failure to so perform has been caused by or results from a breach of this Agreement by the Shareholders;

(c) by CBC, if any of the Shareholders shall have failed to perform in any material respect any of the obligations required to be performed by it under this Agreement unless failure to so perform has been caused by or results from a breach of this Agreement by CBC; or

(d) by CBC or the Shareholders, if the Closing does not occur on or prior to 120 days after the date of this Agreement.

A Party terminating this Agreement pursuant to this Section 12.2 shall give written notice thereof to each other Party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party; provided, however, that if such termination is by CBC pursuant to Section 12.2(c) or if such termination is by the Shareholders pursuant to Section 12.2(b), nothing herein shall affect the non-breaching Party’s or Parties’ right to damages on account of such other Party’s or Parties’ breach.

12.3 Expenses. Each of the Parties hereto shall pay the fees and expenses it incurs in connection with this Agreement, other than as a result of he breach hereof by any other party hereto.

12.4 Press Releases and Public Announcements. CBC shall determine, in its sole discretion, the text of a press release to be made promptly after the execution of this Agreement. No Party shall issue any further press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of CBC; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

12.5 No Brokers. Neither IT NET nor CBC nor any Shareholder nor any of their respective subsidiaries or Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder could become liable or obligated.

12.6 Right of Endorsement. After the Closing, CBC shall have the absolute and unconditional right and authority to endorse, without recourse, the name of IT NET on any check or any other evidence of indebtedness received by CBC or IT NET on account of any of the business of IT NET. Shareholders shall cause IT NET to deliver to CBC after the Closing a letter of instruction executed by IT NET sufficient to permit CBC to deposit such checks or other evidences of indebtedness in bank accounts in the name of IT NET.

XIII

ADDITIONAL MISCELLANEOUS PROVISIONS

13.1 Executed Counterparts. This Agreement may be executed in any number of original, fax or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, as a defense to the formation of a contract.

13.2 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

13.3 Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

13.4 Entire Agreement. This Agreement and all references herein, contains the entire understanding among the Parties hereto and supersedes any and all prior written or oral agreements, understandings, and negotiations between them respecting the subject matter contained herein.

13.5 Additional Documentation. The Parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of the State of California.

13.6 Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

13.7 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

13.8 Remedies.

13.8.1. Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

13.8.2. Cumulative. The rights and remedies provided herein, in the Pledge Agreement, in the Note, and in all other agreements, instruments, and documents delivered pursuant to or in connection with this Agreement, and by applicable law are cumulative, are in addition to and not exclusive of any other rights or remedies provided by law, and shall not exclude any other remedies to which any person may be lawfully entitled.

13.9 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition. No course of dealing between the Parties, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of either Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.10 Assignability. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

13.11 Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by mail, by telegram or by recognized commercial over-night delivery service (such as Federal Express, UPS or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

13.12 Time. All Parties agree that time is of the essence as to this Agreement.

13.13 Disputes.

13.13.1. Mediation. All disputes, claims or controversies arising out of or relating to this Agreement with more than Five Thousand Dollars ($5,000) in controversy, including but not limited to any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be initially submitted to Judicial Arbitration and Mediation Services (“JAMS”) in Orange County, California, or its successor, for mediation. Mediation shall be commenced by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of neutral mediators, and in scheduling the mediation proceedings. The Parties will participate in the mediation in good faith, and they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this paragraph may be enforced by any Court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney fees, to be paid by the Party against whom enforcement is ordered.

13.13.2. Arbitration. If the matter is not resolved through mediation under Section 15.13.1., above, then it shall be submitted to JAMS in Orange County, California, or its successor, for final and binding arbitration before a sole arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures if the amount in controversy exceeds $250,000, or pursuant to its Streamlined Arbitration Rules and Procedures if the amount in controversy is $250,000 or less. Judgment on the Award may be entered in any court having jurisdiction.

13.13.3. Small Claims. All disputes, claims or controversies arising out of or relating to this Agreement with Five Thousand Dollars ($5,000) or less in controversy shall be adjudicated in a court of applicable jurisdiction according to California law.

13.13.3. Waiver of Jury Trial and Related Rights.  By initialing the space below, the Parties hereby agree to have all disputes, claims or controversies arising out of or relating to this Agreement, which are not resolved by mediation, decided by neutral binding arbitration as provided in this Agreement. Each Party is giving up any rights it might possess to have those matters litigated in a court or jury trial. By initialing in the space below, each Party is giving up its judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If either Party refuses to submit to arbitration after agreeing to this provision, that Party may be compelled to arbitrate under federal or state law. The foregoing has been read and understood. Each Party agrees to submit all disputes, claims or controversies arising out of or relating to this Agreement, that have not been resolved by mediation, to binding arbitration in accordance with this Agreement.

________ (initials of CBC)          ________ (initials of IT NET)

Initials of Shareholders: _________ _________ _________ _________

13.14 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

13.15 Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

XIV

EXECUTION

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, and shall be effective as of and on the Effective Date.

****SIGNATURES APPEAR ON NEXT PAGE****

CBC:	IT NET:
CREATIVE BUSINESS CONCEPTS, INC., IT NETWORKS, INC.,
a California corporation	a California corporation

BY:/s/J.Richard Shafer	BY: /s/ Gregg M. Stempson
NAME: J.Richard Shafer	NAME: Gregg Stempson
TITLE: PRESIDENT/CFO	TITLE: PRESIDENT
DATED: September 19, 2005	DATED: September 19, 2005

SHAREHOLDERS
/s/ Gregg Stempson GREGG STEMPSON	/s/ Doug Catiller DOUG CATILLER
DATED:	DATED:

/s/ Jim Froggatt JIM FROGGATT	/s/ Ken Moran KEN MORAN
DATED: September 19, 2005	DATED: September 19, 2005

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 9.2(a)	Gregg Stempson Employment Agreement
Exhibit 9.2(b)	Jim Froggatt Employment Agreement
Exhibit 9.2(c)	Doug Catiller Employment Agreement
Exhibit 9.2(d)	Ken Moran Employment Agreement

SCHEDULES

Schedule II-B	Shareholders and Ownership
Schedule 5.2	CBC Subsidiaries
Schedule 5.8	CBC Capitalization
Schedule 5.13	CBC Tax Returns and Disputes
Schedule 6.3	Shareholder Information
Schedule 7.2	IT NET Subsidiaries
Schedule 7.8	IT NET Capitalization
Schedule 7.10	IT NET Employee Benefits
Schedule 7.13	IT NET Leases and Similar Agreements
Schedule 7.14	IT NET Material Agreements
Schedule 7.15	IT NET Employment Agreements
Schedule 7.16	IT NET Restrictive Covenant Agreements
Schedule 7.19	IT NET Environmental Disclosures
Schedule 7.24	IT NET Title to Assets
Schedule 7.26	IT NET Intellectual Property Assets

EXHIBIT 9.2(a)

GREG STEMPSON EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

CREATIVE BUSINESS CONCEPTS, INC.,
as “Employer”

and

GREGG STEMPSON,
as “Stempson”

Effective Date:
September 1, 2005

EMPLOYMENT AGREEMENT

I

PARTIES

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this ____ day of ____________, 2005, by and between CREATIVE BUSINESS CONCEPTS, INC., a California corporation (the “Employer”); and, GREGG STEMPSON, an individual residing in the State of California (“Stempson”). Employer and Stempson are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. Employer is a wireless and business systems provider specializing in WiFi/WiMAX, security, IT integration, and telecommunication services. As part of these offering of services, Employer designs and installs specialty communication systems for data, voice, video, and telecom, among other things (the “Business”).

B. Employer’s principal place of business is located at One Technology Drive, Building H, Irvine, California, 92618 (the “Premises”), and is deemed to be conducted throughout the continental United States, but principally conducted in the Southern California counties of San Diego, Orange, Los Angeles, Ventura, San Bernardino, and Riverside, and in each metropolitan area in which the headquarters of a client of Employer is located (the “Territory”).

C. Stempson represents to possess certain skills and contacts which would enable Stempson to benefit Employer.

D. Immediately prior to executing this Agreement, Stempson was an employee of IT NETWORK PARTNERS, INC., a California corporation (“IT NET”), of which Stempson was a principal shareholder.

E. Concurrent with the execution of this Agreement, Employer acquired one hundred percent (100%) of the issued and outstanding shares of stock of IT NET under the terms and conditions of an Agreement and Plan of Reorganization (the “Purchase Agreement”). Capitalized terms not defined herein shall have the same meanings attached to them in the Purchase Agreement.
F. The Parties acknowledge that Stempson’s abilities and services are unique and essential to the prospects of Employer, and Employer has relied upon Stempson agreeing to serve Employer pursuant to this Agreement.

G. Employer desires to retain the services of Stempson, and Stempson desires to be retained by Employer, all pursuant to the terms and conditions contained herein.
H. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

EMPLOYMENT

3.1 Position. Employer hereby hires Stempson to serve in the position referenced on Schedule “A”, attached hereto and incorporated herein by reference. Stempson shall do and perform all services, duties, responsibilities, and acts (i) prescribed by the Bylaws of Employer, as amended from time-to-time, (ii) which are customarily vested in the position hereunder by Stempson, and (iii) necessary or advisable to carry out such responsibilities, subject always to the control of the Board of Directors of Employer (the “Board”), or all authorized designees. Said services may include, but not be limited to, those listed on Schedule “A”.

3.2 Certain Changes and Additional Responsibilities. Nothing herein shall preclude the Board from changing Stempson’s title and duties if such Board has concluded in its reasonable judgment that such change is in Employer’s best interests. If Stempson is elected or appointed a director or officer of Employer or any subsidiary thereof during the term of this Agreement, Stempson will serve in such capacity without further compensation.

3.3 Time and Effort.

3.3.1. Entire Productive Time. Stempson shall devote Stempson’s entire productive time, attention, knowledge and skill to the business and interests of Employer. Employer shall be entitled to all the benefits and profits arising from or incident to any and all services performed by Stempson pursuant to this Agreement.

3.3.2. Exceptions. Nothing contained in Section 3.3.1., above, shall be construed to prevent Stempson from:

(a) investing his personal assets in businesses which do not compete with Employer, in such form or manner as will not require any services on the part of Stempson in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor;

(b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of Employer; and

(c) participating in conferences, preparing or publishing papers or books or teaching, so long as the Board approves of such activities prior to Stempson engaging in them.

3.4 Term.

3.4.1. Initial Term. The Term of this Agreement shall commence on the ____ day of ______, 2005, (the “Start Date”) and shall continue for a period of thirty-six (36) months, unless sooner terminated as provided for herein (the “Initial Term”).

3.4.2. Renewal Terms. This Agreement shall remain in full force and effect and shall renew for a maximum of three (3) additional twelve (12) month periods (each referred to as a “Renewal Term”), provided that both Parties at least sixty (60) days prior to the end of Initial Term, and then any Renewal Term, give written notice to the other of their intent to have the Agreement remain in full force and effect for the next Renewal Term.

3.4.3. Term Defined. For purposes of this Agreement, the word “Term” shall specifically include the Initial Term and all Renewal Terms hereunder.

3.5 Location. Except for routine travel incident to the business of Employer, Stempson’s services hereunder shall be principally performed at the Premises, or such other location within the surrounding area of the Premises.

IV

COMPENSATION

4.1 Base Salary. Employer agrees to pay Stempson and Stempson agrees to accept as compensation for the services and obligations set forth herein, as Base Salary, the sum referenced on Schedule “A”, per annum, which sum shall be paid to Stempson by Employer in equal semi-monthly installments to be tendered to Stempson on the first and fifteenth day of each month, or at such other intervals as may be mutually agreed upon by Employer and Stempson.

4.1.1. Necessary Deductions. Employer shall deduct from the Base Salary amounts sufficient to cover applicable federal, state, and/or local income tax withholdings, and any other amounts which Employer is required to withhold by applicable law.

4.1.2. Yearly Review. On each year anniversary date hereunder, Stempson’s Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Base Salary may be increased, but may never be decreased, in the sole discretion of the Board or the Compensation Committee.

4.2 Participation in Divisional Profit Pool. As additional consideration hereunder, Employer shall pay to Stempson in accordance with the following:

4.2.1. Divisional Profit Pool. Stempson shall be entitled to participate in the Divisional Profit Pool, as defined below, and receive his proportionate share of such distributions, if any, as additional compensation for his services rendered as an employee hereunder.

4.2.2. Proportionate Share. Stempson’s shall be entitled to receive forty percent (40%) of the total of all distributions from the Divisional Profit Pool.

4.2.3. Determinations and Distributions. The Divisional Profit Pool shall be determined each calendar year no later than the 31st day of March of each calendar year. Distributions of the Divisional Profit Pool shall be effected by CBC, if any, no later than the 30th day of April each year.

4.2.4. Applicable Definitions. For purposes of this Section 4.2, the follows terms shall be defined as provided below:

(a) “Divisional Profit Pool” shall be defined as a percentage of the Net Profit of the division referred to by Employer as the “IT NET Division”, with said percentage to be determined by the Board or the Compensation Committee in good faith on a yearly basis, and in no event in excess of fifty percent (50%).

(b) “Net Profit” shall be defined (and calculated for each calendar year) as the total of all revenue actually collected by or attributed to the IT NET Division, less all costs and expenses directly attributable to the IT NET Division, further qualified as follows:

(i) During the first twelve (12) months hereunder, Net Profit shall be determined without regard to or inclusion of any allocation for the general and administrative expenses of CBC; and

(ii) At all times hereunder, Net Profit shall be determined by including the gross revenues of CBC generated by the sales of Employee not otherwise included under the IT NET Division, with the additional inclusion of all direct expenses for said sales and an allocable share of the general and administrative expenses of CBC as compared to the included gross proceeds.

4.3 Additional Annual Compensation. Employer may, but is not obligated to, pay Stempson as additional annual compensation, during each calendar year ending during the Term of this Agreement, such sums as may annually be determined by the Board, or the Compensation Committee, including bonus, regular and cost of living increases and adjustments.

V

EMPLOYEE BENEFITS

5.1 Employer Policy. During the Term of this Agreement, Stempson shall be entitled to participate in employee benefit plans or programs of Employer, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board, full medical, dental and income insurance, and participation in qualified pension and profit sharing plans.
       5.2 Business Expenses. Employer will reimburse Stempson for all reasonable business expenses incurred by Stempson in the performance of Stempson’s duties provided that:

(a) Each such expenditure qualifies as a proper deduction for Employer for federal income tax purposes; and

(b) Stempson furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures as a proper deduction for federal income tax purposes; and

(c) Prior to incurring any such expense in excess of One Thousand Dollars ($1,000), Stempson receives express authorization from the Chief Executive Officer or other authorized officer of Employer; and

(d) Any reimbursed expense payment to Stempson that is disallowed, in whole or in part, as a deductible business expense of Employer for federal income tax purposes shall be immediately repaid to Employer by Stempson to the full extent of such disallowance.

5.3 Vacation Time. Stempson shall be granted three (3) weeks paid vacation for each calendar year during the Term, with said time being prorated for the calendar year in which Stempson celebrates his first year of full-time employment. However, if at the end of any calendar year there is any accrued and unused vacation time for Employee, additional vacation time for Employee will not accrue until Employee takes all of his vacation time accrued from prior calendar years. Upon using said accrued vacation time, Employee shall once again be entitled to three (3) weeks paid vacation time for that calendar year, prorated for the month in which the remaining accrued vacation time was taken.

5.4 Indemnification. The Parties agree that all liabilities incurred by Stempson in his capacity as an employee of Employer hereunder shall be incurred for the account of Employer, and Stempson shall not be personally liable therefore except for those matters under applicable provisions of California General Corporate Law which are subject to indemnification for officers of corporations. Stempson shall not be liable to Employer, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, and Employer shall, and hereby agrees to, indemnify, defend and hold Stempson harmless from and against any and all damages and/or loss or liability (including, without limitation, all cost of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Section 5.5.

VI

TERMINATION

6.1 For Cause by Employer. This Agreement shall terminate upon five (5) days prior written notice from Employer to Stempson of the termination of Stempson’s employment “for cause” (as defined below), provided that Stempson does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Section 6.1, the term “for cause” shall include the following:

(a) Any action by Stempson involving the violation of any criminal statute constituting a felony;

(b) Gross misconduct in the performance of Stempson’s duties hereunder;

(c) The failure by Stempson to follow or comply with the policies and procedures of Employer, or the written directives of the Board of Directors of Employer, provided that such policies, procedures or directives are consistent with Stempson’s duties hereunder;

(d) The violation by Stempson of any provision of this Agreement; or

(e) The repeated failure by Stempson to render full and proper services, as required by the terms of this Agreement, and which Employer reasonably believes constitutes a material breach of this Agreement.

6.2 For Cause by Stempson. This Agreement shall terminate upon five (5) days prior written notice from Stempson to Employer of the termination of this Agreement “for cause” (as defined below), provided that Employer does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Section 6.2, the term “for cause” shall include the following:

(a) The willful breach of any of the material obligations of Employer to Stempson under this Agreement; or

(b) The Employer’s chief executive offices are moved to a location outside of Orange County, California.

6.3 Termination Without Cause.

6.3.1. Mutual Right to Terminate. Either Party may terminate this Agreement upon the delivery of thirty (30) days written notice to the other
Party (“Termination Without Cause”).

6.3.2. Termination By Employer During Initial Term. In the event there is a Termination Without Cause by Employer at any time during the Initial Term, then:

(a) All shares stock acquired by Stempson pursuant to the Purchase Agreement and all replacements shall be and remain the property of Stempson.

(b) Employer shall continue to pay to Stempson, in accordance with the terms and conditions of Section 4.1, above, Stempson’s Base Salary at the time of Termination Without Cause (the “Termination Date”) for a period equal to the greater of (i) the months remaining in the Initial Term at the time of the Termination Date; or (ii) twelve (12), plus in any event an additional twelve (12) months as well.

6.3.3. Termination By Stempson During Initial Term. In the event there is a Termination Without Cause by Stempson at any time during the Initial Term, then:

(a) All shares stock acquired by Stempson pursuant to the Purchase Agreement and all replacements shall be immediately forfeited by Stempson, returned to the Employer, and be cancelled in full.

(b) Stempson shall pay to Employer twenty percent (20%) of the greater of (i) his salary or (ii) the gross billings generated by his sales efforts, paid as he receives compensation, for a period equal to the time remaining in the Initial Term at the time of the Termination Date, plus an additional twelve (12) months.

6.4 Other Termination. This Agreement shall terminate upon:

(a) The death or legal incapacity of Stempson;

(b) The expiration of the Term;

(c) At such time as Stempson suffers a Disability (as defined below);

(d) The dissolution and winding up of the business of Employer; or

(e) The express written consent of both Parties.

6.5 Disputes as to Termination. If either Party disputes any aspect of termination hereunder, the disputing party may demand arbitration of the dispute by written notice to the other. As part of their decision, the arbitrators may allocate the cost of arbitration, including fees of attorneys and experts, as they deem fair and equitable in light of all relevant circumstances. Such arbitration shall be commenced not later than thirty (30) days following the date of delivery of the notice of arbitration by a panel of three qualified arbitrators, one who shall be designated by Stempson, one by Employer and one (who shall act as chairman of the arbitration panel) by the first two arbitrators so appointed. The arbitration shall be conducted in Orange County, California in accordance with the rules promulgated and adopted by the American Arbitration Association (with the right of discovery as provided in the California Code of Civil Procedure by all Parties), and each Party shall retain the right to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both. The majority decision of the arbitration panel shall be final, binding and conclusive on all Parties (without any right of appeal therefrom) and shall not be subject to judicial review.

6.6 Disability. For purposes of this Agreement, the term “Disability” shall mean that by reason of physical or mental disability, Stempson will be unable to perform the regular duties of employment under this Agreement for a continuous period of ninety (90) days.

6.7 Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Section 5.4 and Articles VI, VII, VIII, IX, and XII, inclusive, shall expressly survive the termination of this Agreement.

VII

RESTRICTIVE COVENANTS AND RELATED CONFIDENTIALITY PROVISIONS

7.1 Trade Secrets Covenants. Stempson shall not at any time, whether during or subsequent to the term of Stempson’s employment, unless specifically consented to in writing by Employer, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of Employer, including, but not limited to, the names, buying habits, or practices of any of its customers, its’ marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of Employer’s business and its goodwill, and that any breach of any term of this Section 7.1 is a material breach of this Agreement.

7.2 Customer Accounts Covenants. As used herein, the term “Customer Accounts” shall mean all accounts, clients, customers, and the like of Employer and its affiliates, subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Stempson. During and through the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Stempson’s employment with Employer, Stempson shall not directly or indirectly make known to any person, firm, corporation or entity the names or addresses of any of the Customer Accounts or any other information pertaining to them. During this same time period, Stempson shall not, directly or indirectly, for Stempson or any other person, firm, corporation or entity, divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit, any of the Customer Accounts, including but not limited to those Customer Accounts which Stempson called or with whom Stempson became acquainted during Stempson’s employment with Employer.

7.3 Employees Covenant. During and throughout the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Stempson’s employment with Employer, Stempson shall not, directly or indirectly, or by action in concert with others, cause or induce or influence, or attempt to cause or induce or influence, any employee, agent, independent contractor, or other business affiliate of Employer to terminate his or her relationship with Employer, as such relationship exists at any time following the execution of this Agreement.

7.4 Competition Covenant. Stempson hereby agrees that during and throughout the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Stempson’s employment with Employer, Stempson shall not:

(a) directly or indirectly, in an individual or representative capacity, own an interest in, operate, join, control, finance (whether as a lender or investor), share in the earnings of, participate in, engage in or be connected as an officer, employee, agent, independent contractor, partner, shareholder, member, consultant, employer, investor, or principal of any corporation, partnership, proprietorship, firm, association, limited liability company, person, or any other entity engaged in any aspect of the Business inside the Territory, or which is otherwise in competition with Employer, except as otherwise provided for in Section 3.3.2.(b) herein; or

(b) Permit his name to be used, directly or indirectly, by any corporation, partnership, proprietorship, firm, association, limited liability company, person, or any other entity engaged in the Business within the Territory.

7.5 Books and Records. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records affecting or relating to the business of Employer which Stempson shall prepare, use, construct, observe, possess, or control shall be and remain the sole and exclusive property of Employer, and shall constitute trade secret information of Employer. Within five (5) day so of the Termination Date, Stempson shall promptly deliver to Employer all such equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of Employer which are or have been in the possession or under the control of Stempson.

7.6 Injunctive Relief. Stempson acknowledges that if Stempson violates any of the provisions of this Article VII, it will be difficult to determine the amount of damages resulting to Employer. In addition to any other remedies which it may have, Employer shall also be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

7.7 Enforcement of Covenants. It is the desire and intent of the Parties that the provisions of this Article VII shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Article VII shall be adjudicated to be invalid or unenforceable, this Article VII shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Article in the particular jurisdiction in which such adjudication is made.

VIII

PROPRIETARY INTEREST

8.1 Inventions. All inventions, improvements, ideas and disclosures (whether or not patentable) conceived or reduced to practice (actually or constructively) by Stempson during the Term of this Agreement which are directly or indirectly related to Employer’s business shall be the property of Employer. Stempson shall execute and deliver to Employer, at Employer’s expense, all instruments of assignment necessary to vest title to such intangible rights in Employer, and, if requested, to execute all applications for issuance of Letters Patent in the United States or abroad and assignments thereof.

8.2 Specific Exclusion. Specifically excluded from this Article XI are any inventions which qualify fully under California Labor Code §2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Related at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

IX

REPRESENTATIONS AND WARRANTIES OF STEMPSON

Stempson hereby represents and warrants to Employer the following as of and on the day this Agreement is executed:

(a) The execution, delivery and consummation of this Agreement will comply with all applicable law and will not:

(i) Violate any judgment, order, writ or decree of any court or administrative body applicable to Stempson;

(ii) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any right to proceed against Employer under any agreement, commitment, contract (written or oral) or other instrument to which Stempson is a party.

(b) Stempson is not subject to any non-compete, non-disclosure or similar agreement (whether oral or written) with any third party, other than his agreement with Agilent, a copy of which is attached hereto as Exhibit IX.

X

EXTENT OF RELATIONSHIP

STEMPSON HEREBY ACKNOWLEDGES THAT THIS AGREEMENT (AND ALL OTHER REFERENCES HEREIN) THE SOLE AGREEMENT BETWEEN EMPLOYER AND STEMPSON REGARDING THE EXTENT OF THE EMPLOYMENT RELATIONSHIP BETWEEN EMPLOYER AND STEMPSON. THERE IS NO OTHER AGREEMENT, EXPRESS OR IMPLIED, BETWEEN EMPLOYER AND STEMPSON FOR EMPLOYMENT BEYOND THE TERM SPECIFIED HEREIN OR UNDER ANY CONDITIONS OTHER THAN THOSE STATED HEREIN. EMPLOYER AND STEMPSON BOTH HAVE THE RIGHT TO TERMINATE THIS AGREEMENT ONLY IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

XI

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 12.13, below, as follows:

If to Employer :                                                     With a copy to:
Mr. David Parker                                                    Keith A. Rosenbaum, Esq.
CREATIVE BUSINESS CONCEPTS, INC.                                        SPECTRUM LAW GROUP, LLP
One Technology Drive, Building H                                          1900 Main Street, Suite 125
Irvine, California 92618                                                    Irvine, California 92614

If to Stempson:                                                       With a Copy to:
Mr. Gregg Stempson                                                     Douglas J. Schaaf, Esq.
27525 Puerta Real, Suite 100-624                                              PAUL HASTINGS
Mission Viejo, California 92691                                              695 Town Center Drive
                                                                Costa Mesa, California 92626-1924

XII

ADDITIONAL PROVISIONS

12.1 Executed Counterparts. This Agreement may be executed in any number of original, fax or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, as a defense to the formation of a contract.

12.2 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

12.3 Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

12.4 Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

12.5 Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

12.6 Entire Agreement. This Agreement, and all references herein, contains the entire understanding among the Parties hereto and supersedes any and all prior written or oral agreements, understandings, and negotiations between them respecting the subject matter contained herein.

12.7 Additional Documentation. The Parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of the State of California.

12.8 Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

12.9 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

12.10 Remedies.

12.10.1. Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

12.10.2. Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

12.11 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

12.12 Assignability. This Agreement is not assignable by Stempson, and is assignable by Employer upon a merger or similar acquisitive transaction involving Employer.

12.13 Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by mail, by telegram or by recognized commercial over-night delivery service (such as Federal Express, UPS or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

12.14 Time. All Parties agree that time is of the essence as to this Agreement.

12.15 Disputes. The Parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both Parties are obligated to proceed thereunder. Arbitration shall proceed in Orange County, and the Parties agree to be bound by the arbitrator’s award, which may be filed in the Superior Court of California, County of Orange. The Parties consent to the jurisdiction of California Courts for enforcement of this determination by arbitration. The prevailing Party shall be entitled to reimbursement for his attorney’s fees and all costs associated with arbitration. In any arbitration proceeding conducted pursuant to the provisions of this Section, both Parties shall have the right to conduct discovery, to call witnesses and to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both, and the provisions of the California Code of Civil Procedure (Right to Discovery; Procedure and Enforcement) are hereby incorporated into this Agreement by this reference and made a part hereof. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

12.16 Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

12.17 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

12.18 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

12.19 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

12.20 No Third Party Beneficiaries. This Agreement has been entered into solely by and between Employer and Stempson, solely for their benefit. There is no intent by either Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

12.21 Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

12.22 Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; and, (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

XIII

EXECUTION
IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, and shall be effective as of and on the Effective Date.

EMPLOYER:      STEMPSON:
CREATIVE BUSINESS CONCEPTS, INC.,
a California corporation
/s/ Gregg Stempson
GREGG STEMPSON
BY:/s/ J. Richard Shafer              DATED:  September 1, 2005

NAME: J.Richard Shafer

TITLE: President/CFO

DATED: September 22, 2005

SCHEDULE “A”

SECTION MATTER COMMENTS

3.1 Position/Title  Stempson shall serve as Employer’s EVP.

3.1 Services  The services to be rendered by Stempson shall include but not be limited to overseeing Serv ices Division.

4.1 Annual Base Salary One Hundred Seventy Five Thousand Dollars ($175,000).

EXHIBIT IX

AGREEMENT WITH AGILENT

EXHIBIT 9.2(b)

JIM FROGGATT EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

CREATIVE BUSINESS CONCEPTS, INC.,
as “Employer”

and

JIM FROGGATT,
as “Froggatt”

Effective Date:
September 1, 2005

EMPLOYMENT AGREEMENT

I

PARTIES

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this ____ day of ____________, 2005, by and between CREATIVE BUSINESS CONCEPTS, INC., a California corporation (the “Employer”); and, JIM FROGGATT, an individual residing in the State of California (“Froggatt”). Employer and Froggatt are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. Employer is a wireless and business systems provider specializing in WiFi/WiMAX, security, IT integration, and telecommunication services. As part of these offering of services, Employer designs and installs specialty communication systems for data, voice, video, and telecom, among other things (the “Business”).

B. Employer’s principal place of business is located at One Technology Drive, Building H, Irvine, California, 92618 (the “Premises”), and is deemed to be conducted throughout the continental United States, but principally conducted in the Southern California counties of San Diego, Orange, Los Angeles, Ventura, San Bernardino, and Riverside, and in each metropolitan area in which the headquarters of a client of Employer is located (the “Territory”).

C. Froggatt represents to possess certain skills and contacts which would enable Froggatt to benefit Employer.

D. Immediately prior to executing this Agreement, Froggatt was an employee of IT NETWORK PARTNERS, INC., a California corporation (“IT NET”), of which Froggatt was a principal shareholder.

E. Concurrent with the execution of this Agreement, Employer acquired one hundred percent (100%) of the issued and outstanding shares of stock of IT NET under the terms and conditions of an Agreement and Plan of Reorganization (the “Purchase Agreement”). Capitalized terms not defined herein shall have the same meanings attached to them in the Purchase Agreement.
F. The Parties acknowledge that Froggatt’s abilities and services are unique and essential to the prospects of Employer, and Employer has relied upon Froggatt agreeing to serve Employer pursuant to this Agreement.

G. Employer desires to retain the services of Froggatt, and Froggatt desires to be retained by Employer, all pursuant to the terms and conditions contained herein.
H. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

EMPLOYMENT

3.1 Position. Employer hereby hires Froggatt to serve in the position referenced on Schedule “A”, attached hereto and incorporated herein by reference. Froggatt shall do and perform all services, duties, responsibilities, and acts (i) prescribed by the Bylaws of Employer, as amended from time-to-time, (ii) which are customarily vested in the position hereunder by Froggatt, and (iii) necessary or advisable to carry out such responsibilities, subject always to the control of the Board of Directors of Employer (the “Board”), or all authorized designees. Said services may include, but not be limited to, those listed on Schedule “A”.

3.2 Certain Changes and Additional Responsibilities. Nothing herein shall preclude the Board from changing Froggatt’s title and duties if such Board has concluded in its reasonable judgment that such change is in Employer’s best interests. If Froggatt is elected or appointed a director or officer of Employer or any subsidiary thereof during the term of this Agreement, Froggatt will serve in such capacity without further compensation.

3.3 Time and Effort.

3.3.1. Entire Productive Time. Froggatt shall devote Froggatt’s entire productive time, attention, knowledge and skill to the business and interests of Employer. Employer shall be entitled to all the benefits and profits arising from or incident to any and all services performed by Froggatt pursuant to this Agreement.

3.3.2. Exceptions. Nothing contained in Section 3.3.1., above, shall be construed to prevent Froggatt from:

(a) investing his personal assets in businesses which do not compete with Employer, in such form or manner as will not require any services on the part of Froggatt in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor;

(b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of Employer; and

(c) participating in conferences, preparing or publishing papers or books or teaching, so long as the Board approves of such activities prior to Froggatt engaging in them.

3.4 Term.

3.4.1. Initial Term. The Term of this Agreement shall commence on the ____ day of ______, 2005, (the “Start Date”) and shall continue for a period of thirty-six (36) months, unless sooner terminated as provided for herein (the “Initial Term”).

3.4.2. Renewal Terms. This Agreement shall remain in full force and effect and shall renew for a maximum of three (3) additional twelve (12) month periods (each referred to as a “Renewal Term”), provided that both Parties at least sixty (60) days prior to the end of Initial Term, and then any Renewal Term, give written notice to the other of their intent to have the Agreement remain in full force and effect for the next Renewal Term.

3.4.3. Term Defined. For purposes of this Agreement, the word “Term” shall specifically include the Initial Term and all Renewal Terms hereunder.

3.5 Location. Except for routine travel incident to the business of Employer, Froggatt’s services hereunder shall be principally performed at the Premises, or such other location within the surrounding area of the Premises.

IV

COMPENSATION

4.1 Base Salary. Employer agrees to pay Froggatt and Froggatt agrees to accept as compensation for the services and obligations set forth herein, as Base Salary, the sum referenced on Schedule “A”, per annum, which sum shall be paid to Froggatt by Employer in equal semi-monthly installments to be tendered to Froggatt on the first and fifteenth day of each month, or at such other intervals as may be mutually agreed upon by Employer and Froggatt.

4.1.1. Necessary Deductions. Employer shall deduct from the Base Salary amounts sufficient to cover applicable federal, state, and/or local income tax withholdings, and any other amounts which Employer is required to withhold by applicable law.

4.1.2. Yearly Review. On each year anniversary date hereunder, Froggatt’s Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Base Salary may be increased, but may never be decreased, in the sole discretion of the Board or the Compensation Committee.

4.2 Participation in Divisional Profit Pool. As additional consideration hereunder, Employer shall pay to Froggatt in accordance with the following:

4.2.1. Divisional Profit Pool. Froggatt shall be entitled to participate in the Divisional Profit Pool, as defined below, and receive his proportionate share of such distributions, if any, as additional compensation for his services rendered as an employee hereunder.

4.2.2. Proportionate Share. Froggatt shall be entitled to receive forty percent (40%) of the total of all distributions from the Divisional Profit Pool.

4.2.3. Determinations and Distributions. The Divisional Profit Pool shall be determined each calendar year no later than the 31st day of March of each calendar year. Distributions of the Divisional Profit Pool shall be effected by CBC, if any, no later than the 30th day of April each year.

4.2.4. Applicable Definitions. For purposes of this Section 4.2, the follows terms shall be defined as provided below:

(a) “Divisional Profit Pool” shall be defined as a percentage of the Net Profit of the division referred to by Employer as the “IT NET Division”, with said percentage to be determined by the Board or the Compensation Committee in good faith on a yearly basis, and in no event in excess of fifty percent (50%).

(b) “Net Profit” shall be defined (and calculated for each calendar year) as the total of all revenue actually collected by or attributed to the IT NET Division, less all costs and expenses directly attributable to the IT NET Division, further qualified as follows:

(i) During the first twelve (12) months hereunder, Net Profit shall be determined without regard to or inclusion of any allocation for the general and administrative expenses of CBC; and

(ii) At all times hereunder, Net Profit shall be determined by including the gross revenues of CBC generated by the sales of Employee and all other employees of CBC whose efforts are directed toward the IT NET Division and which are not otherwise included under the IT NET Division, with the additional inclusion of all direct expenses for said sales and an allocable share of the general and administrative expenses of CBC as compared to the included gross proceeds.

4.3 Additional Annual Compensation. Employer may, but is not obligated to, pay Froggatt as additional annual compensation, during each calendar year ending during the Term of this Agreement, such sums as may annually be determined by the Board, or the Compensation Committee, including bonus, regular and cost of living increases and adjustments.

V

EMPLOYEE BENEFITS

5.1 Employer Policy. During the Term of this Agreement, Froggatt shall be entitled to participate in employee benefit plans or programs of Employer, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board, full medical, dental and income insurance, and participation in qualified pension and profit sharing plans.

5.2 Business Expenses. Employer will reimburse Froggatt for all reasonable business expenses incurred by Froggatt in the performance of Froggatt’s duties provided that:

(a) Each such expenditure qualifies as a proper deduction for Employer for federal income tax purposes; and

(b) Froggatt furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures as a proper deduction for federal income tax purposes; and

(c) Prior to incurring any such expense in excess of One Thousand Dollars ($1,000), Froggatt receives express authorization from the Chief Executive Officer or other authorized officer of Employer; and

(d) Any reimbursed expense payment to Froggatt that is disallowed, in whole or in part, as a deductible business expense of Employer for federal income tax purposes shall be immediately repaid to Employer by Froggatt to the full extent of such disallowance.

5.3 Vacation Time. Froggatt shall be granted three (3) weeks paid vacation for each calendar year during the Term, with said time being prorated for the calendar year in which Froggatt celebrates his first year of full-time employment. However, if at the end of any calendar year there is any accrued and unused vacation time for Employee, additional vacation time for Employee will not accrue until Employee takes all of his vacation time accrued from prior calendar years. Upon using said accrued vacation time, Employee shall once again be entitled to three (3) weeks paid vacation time for that calendar year, prorated for the month in which the remaining accrued vacation time was taken.

5.4 Indemnification. The Parties agree that all liabilities incurred by Froggatt in his capacity as an employee of Employer hereunder shall be incurred for the account of Employer, and Froggatt shall not be personally liable therefore except for those matters under applicable provisions of California General Corporate Law which are subject to indemnification for officers of corporations. Froggatt shall not be liable to Employer, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, and Employer shall, and hereby agrees to, indemnify, defend and hold Froggatt harmless from and against any and all damages and/or loss or liability (including, without limitation, all cost of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Section 5.5.

VI

TERMINATION

6.1 For Cause by Employer. This Agreement shall terminate upon five (5) days prior written notice from Employer to Froggatt of the termination of Froggatt’s employment “for cause” (as defined below), provided that Froggatt does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Section 6.1, the term “for cause” shall include the following:

(a) Any action by Froggatt involving the violation of any criminal statute constituting a felony;

(b) Gross misconduct in the performance of Froggatt’s duties hereunder;

(c) The failure by Froggatt to follow or comply with the policies and procedures of Employer, or the written directives of the Board of Directors of Employer, provided that such policies, procedures or directives are consistent with Froggatt’s duties hereunder;

(d) The violation by Froggatt of any provision of this Agreement; or

(e) The repeated failure by Froggatt to render full and proper services, as required by the terms of this Agreement, and which Employer reasonably believes constitutes a material breach of this Agreement.

6.2 For Cause by Froggatt. This Agreement shall terminate upon five (5) days prior written notice from Froggatt to Employer of the termination of this Agreement “for cause” (as defined below), provided that Employer does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Section 6.2, the term “for cause” shall include the following:

(a) The willful breach of any of the material obligations of Employer to Froggatt under this Agreement; or

(b) The Employer’s chief executive offices are moved to a location outside of Orange County, California.

6.3 Termination Without Cause.

6.3.1. Mutual Right to Terminate. Either Party may terminate this Agreement upon the delivery of thirty (30) days written notice to the other Party (“Termination Without Cause”).

6.3.2. Termination By Employer During Initial Term. In the event there is a Termination Without Cause by Employer at any time during the Initial Term, then:
(a) All shares stock acquired by Froggatt pursuant to the Purchase Agreement and all replacements shall be and remain the property of Froggatt.

(b) Employer shall continue to pay to Froggatt, in accordance with the terms and conditions of Section 4.1, above, Froggatt’s Base Salary at the time of Termination Without Cause (the “Termination Date”) for a period equal to the greater of (i) the months remaining in the Initial Term at the time of the Termination Date; or (ii) twelve (12), plus in any event an additional twelve (12) months as well.

6.3.3. Termination By Froggatt During Initial Term. In the event there is a Termination Without Cause by Froggatt at any time during the Initial Term, then:

(a) All shares stock acquired by Froggatt pursuant to the Purchase Agreement and all replacements shall be immediately forfeited by Froggatt, returned to the Employer, and be cancelled in full.

(b) Froggatt shall pay to Employer twenty percent (20%) of the greater of (i) his salary or (ii) the gross billings generated by his sales efforts, paid as he receives compensation, for a period equal to the time remaining in the Initial Term at the time of the Termination Date, plus an additional twelve (12) months.

6.4 Other Termination. This Agreement shall terminate upon:

(a) The death or legal incapacity of Froggatt;

(b) The expiration of the Term;

(c) At such time as Froggatt suffers a Disability (as defined below);

(d) The dissolution and winding up of the business of Employer; or

(e) The express written consent of both Parties.

6.5 Disputes as to Termination. If either Party disputes any aspect of termination hereunder, the disputing party may demand arbitration of the dispute by written notice to the other. As part of their decision, the arbitrators may allocate the cost of arbitration, including fees of attorneys and experts, as they deem fair and equitable in light of all relevant circumstances. Such arbitration shall be commenced not later than thirty (30) days following the date of delivery of the notice of arbitration by a panel of three qualified arbitrators, one who shall be designated by Froggatt, one by Employer and one (who shall act as chairman of the arbitration panel) by the first two arbitrators so appointed. The arbitration shall be conducted in Orange County, California in accordance with the rules promulgated and adopted by the American Arbitration Association (with the right of discovery as provided in the California Code of Civil Procedure by all Parties), and each Party shall retain the right to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both. The majority decision of the arbitration panel shall be final, binding and conclusive on all Parties (without any right of appeal therefrom) and shall not be subject to judicial review.

6.6 Disability. For purposes of this Agreement, the term “Disability” shall mean that by reason of physical or mental disability, Froggatt will be unable to perform the regular duties of employment under this Agreement for a continuous period of ninety (90) days.
6.7 Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Section 5.4 and Articles VI, VII, VIII, IX, and XII, inclusive, shall expressly survive the termination of this Agreement.

VII

RESTRICTIVE COVENANTS AND RELATED CONFIDENTIALITY PROVISIONS

7.1 Trade Secrets Covenants. Froggatt shall not at any time, whether during or subsequent to the term of Froggatt’s employment, unless specifically consented to in writing by Employer, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of Employer, including, but not limited to, the names, buying habits, or practices of any of its customers, its’ marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of Employer’s business and its goodwill, and that any breach of any term of this Section 7.1 is a material breach of this Agreement.

7.2 Customer Accounts Covenants. As used herein, the term “Customer Accounts” shall mean all accounts, clients, customers, and the like of Employer and its affiliates, subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Froggatt. During and through the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Froggatt’s employment with Employer, Froggatt shall not directly or indirectly make known to any person, firm, corporation or entity the names or addresses of any of the Customer Accounts or any other information pertaining to them. During this same time period, Froggatt shall not, directly or indirectly, for Froggatt or any other person, firm, corporation or entity, divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit, any of the Customer Accounts, including but not limited to those Customer Accounts which Froggatt called or with whom Froggatt became acquainted during Froggatt’s employment with Employer.

7.3 Employees Covenant. During and throughout the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Froggatt’s employment with Employer, Froggatt shall not, directly or indirectly, or by action in concert with others, cause or induce or influence, or attempt to cause or induce or influence, any employee, agent, independent contractor, or other business affiliate of Employer to terminate his or her relationship with Employer, as such relationship exists at any time following the execution of this Agreement.

7.4 Competition Covenant. Froggatt hereby agrees that during and throughout the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Froggatt’s employment with Employer, Froggatt shall not:

(a) directly or indirectly, in an individual or representative capacity, own an interest in, operate, join, control, finance (whether as a lender or investor), share in the earnings of, participate in, engage in or be connected as an officer, employee, agent, independent contractor, partner, shareholder, member, consultant, employer, investor, or principal of any corporation, partnership, proprietorship, firm, association, limited liability company, person, or any other entity engaged in any aspect of the Business inside the Territory, or which is otherwise in competition with Employer, except as otherwise provided for in Section 3.3.2.(b) herein; or

(b) Permit his name to be used, directly or indirectly, by any corporation, partnership, proprietorship, firm, association, limited liability company, person, or any other entity engaged in the Business within the Territory.

7.5 Books and Records. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records affecting or relating to the business of Employer which Froggatt shall prepare, use, construct, observe, possess, or control shall be and remain the sole and exclusive property of Employer, and shall constitute trade secret information of Employer. Within five (5) day so of the Termination Date, Froggatt shall promptly deliver to Employer all such equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of Employer which are or have been in the possession or under the control of Froggatt.

7.6 Injunctive Relief. Froggatt acknowledges that if Froggatt violates any of the provisions of this Article VII, it will be difficult to determine the amount of damages resulting to Employer. In addition to any other remedies which it may have, Employer shall also be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

7.7 Enforcement of Covenants. It is the desire and intent of the Parties that the provisions of this Article VII shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Article VII shall be adjudicated to be invalid or unenforceable, this Article VII shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Article in the particular jurisdiction in which such adjudication is made.
VIII

PROPRIETARY INTEREST

8.1 Inventions. All inventions, improvements, ideas and disclosures (whether or not patentable) conceived or reduced to practice (actually or constructively) by Froggatt during the Term of this Agreement which are directly or indirectly related to Employer’s business shall be the property of Employer. Froggatt shall execute and deliver to Employer, at Employer’s expense, all instruments of assignment necessary to vest title to such intangible rights in Employer, and, if requested, to execute all applications for issuance of Letters Patent in the United States or abroad and assignments thereof.

8.2 Specific Exclusion. Specifically excluded from this Article XI are any inventions which qualify fully under California Labor Code §2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Related at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

IX

REPRESENTATIONS AND WARRANTIES OF FROGGATT

Froggatt hereby represents and warrants to Employer the following as of and on the day this Agreement is executed:

(a) The execution, delivery and consummation of this Agreement will comply with all applicable law and will not:

(i) Violate any judgment, order, writ or decree of any court or administrative body applicable to Froggatt;

(ii) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any right to proceed against Employer under any agreement, commitment, contract (written or oral) or other instrument to which Froggatt is a party.

(b) Froggatt is not subject to any non-compete, non-disclosure or similar agreement (whether oral or written) with any third party.

X

EXTENT OF RELATIONSHIP

FROGGATT HEREBY ACKNOWLEDGES THAT THIS AGREEMENT (AND ALL OTHER REFERENCES HEREIN) THE SOLE AGREEMENT BETWEEN EMPLOYER AND FROGGATT REGARDING THE EXTENT OF THE EMPLOYMENT RELATIONSHIP BETWEEN EMPLOYER AND FROGGATT. THERE IS NO OTHER AGREEMENT, EXPRESS OR IMPLIED, BETWEEN EMPLOYER AND FROGGATT FOR EMPLOYMENT BEYOND THE TERM SPECIFIED HEREIN OR UNDER ANY CONDITIONS OTHER THAN THOSE STATED HEREIN. EMPLOYER AND FROGGATT BOTH HAVE THE RIGHT TO TERMINATE THIS AGREEMENT ONLY IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

XI

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 12.13, below, as follows:

If to Employer :                                                  With a copy to:
Mr. David Parker                                                Keith A. Rosenbaum, Esq.
CREATIVE BUSINESS CONCEPTS, INC.                                 SPECTRUM LAW GROUP, LLP
One Technology Drive, Building H                                      1900 Main Street, Suite 125
Irvine, California 92618                                               Irvine, California 92614

If to Froggatt:                                                     With a Copy to:
Mr. Jim Froggatt                                                  Douglas J. Schaaf, Esq.
                                                          PAUL HASTINGS
                                                            695 Town Center Drive
                                                            Costa Mesa, California 92626-1924

XII

ADDITIONAL PROVISIONS

12.1 Executed Counterparts. This Agreement may be executed in any number of original, fax or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, as a defense to the formation of a contract.

12.2 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

12.3 Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

12.4 Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

12.5 Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

12.6 Entire Agreement. This Agreement, and all references herein, contains the entire understanding among the Parties hereto and supersedes any and all prior written or oral agreements, understandings, and negotiations between them respecting the subject matter contained herein.

12.7 Additional Documentation. The Parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of the State of California.

12.8 Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

12.9 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

12.10 Remedies.

12.10.1. Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

12.10.2. Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

12.11 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

12.12 Assignability. This Agreement is not assignable by Froggatt, and is assignable by Employer upon a merger or similar acquisitive transaction involving Employer.

12.13 Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by mail, by telegram or by recognized commercial over-night delivery service (such as Federal Express, UPS or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

12.14 Time. All Parties agree that time is of the essence as to this Agreement.

12.15 Disputes. The Parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both Parties are obligated to proceed thereunder. Arbitration shall proceed in Orange County, and the Parties agree to be bound by the arbitrator’s award, which may be filed in the Superior Court of California, County of Orange. The Parties consent to the jurisdiction of California Courts for enforcement of this determination by arbitration. The prevailing Party shall be entitled to reimbursement for his attorney’s fees and all costs associated with arbitration. In any arbitration proceeding conducted pursuant to the provisions of this Section, both Parties shall have the right to conduct discovery, to call witnesses and to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both, and the provisions of the California Code of Civil Procedure (Right to Discovery; Procedure and Enforcement) are hereby incorporated into this Agreement by this reference and made a part hereof. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

12.16 Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

12.17 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

12.18 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

12.19 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

12.20 No Third Party Beneficiaries. This Agreement has been entered into solely by and between Employer and Froggatt, solely for their benefit. There is no intent by either Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

12.21 Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

12.22 Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; and, (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

XIII

EXECUTION
IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, and shall be effective as of and on the Effective Date.

EMPLOYER:      FROGGATT:
CREATIVE BUSINESS CONCEPTS, INC.,
a California corporation
/s/ Jim Froggatt
JIM FROGGATT
BY:/s/ J. Richard Shafer              DATED:  September 1, 2005

NAME: J.Richard Shafer

TITLE: President/CFO

DATED: September 22, 2005

1.1/bos/gb/cbc/itnet/employmentagreements/froggatt

SCHEDULE “A”

SECTION MATTER COMMENTS

3.1 Position/Title  Froggatt shall serve as Employer’s _____ ________.

3.1 Services  The services to be rendered by Froggatt shall include but not be limited to _______ ___________ _________.

4.1 Annual Base Salary One Hundred Fifty Thousand Dollars ($150,000).

EXHIBIT 9.2(c)

DOUG CATILLER EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

CREATIVE BUSINESS CONCEPTS, INC.,
as “Employer”

and

DOUG CATILLER,
as “Catiller”

Effective Date:
September 1, 2005

EMPLOYMENT AGREEMENT

I

PARTIES

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this ____ day of ____________, 2005, by and between CREATIVE BUSINESS CONCEPTS, INC., a California corporation (the “Employer”); and, DOUG CATILLER, an individual residing in the State of California (“Catiller”). Employer and Catiller are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. Employer is a wireless and business systems provider specializing in WiFi/WiMAX, security, IT integration, and telecommunication services. As part of these offering of services, Employer designs and installs specialty communication systems for data, voice, video, and telecom, among other things (the “Business”).

B. Employer’s principal place of business is located at One Technology Drive, Building H, Irvine, California, 92618 (the “Premises”), and is deemed to be conducted throughout the continental United States, but principally conducted in the Southern California counties of San Diego, Orange, Los Angeles, Ventura, San Bernardino, and Riverside, and in each metropolitan area in which the headquarters of a client of Employer is located (the “Territory”).

C. Catiller represents to possess certain skills and contacts which would enable Catiller to benefit Employer.

D. Immediately prior to executing this Agreement, Catiller was an employee of IT NETWORK PARTNERS, INC., a California corporation (“IT NET”), of which Catiller was a principal shareholder.

E. Concurrent with the execution of this Agreement, Employer acquired one hundred percent (100%) of the issued and outstanding shares of stock of IT NET under the terms and conditions of an Agreement and Plan of Reorganization (the “Purchase Agreement”). Capitalized terms not defined herein shall have the same meanings attached to them in the Purchase Agreement.
F. The Parties acknowledge that Catiller’s abilities and services are unique and essential to the prospects of Employer, and Employer has relied upon Catiller agreeing to serve Employer pursuant to this Agreement.

G. Employer desires to retain the services of Catiller, and Catiller desires to be retained by Employer, all pursuant to the terms and conditions contained herein.
H. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

EMPLOYMENT

3.1 Position. Employer hereby hires Catiller to serve in the position referenced on Schedule “A”, attached hereto and incorporated herein by reference. Catiller shall do and perform all services, duties, responsibilities, and acts (i) prescribed by the Bylaws of Employer, as amended from time-to-time, (ii) which are customarily vested in the position hereunder by Catiller, and (iii) necessary or advisable to carry out such responsibilities, subject always to the control of the Board of Directors of Employer (the “Board”), or all authorized designees. Said services may include, but not be limited to, those listed on Schedule “A”.

3.2 Certain Changes and Additional Responsibilities. Nothing herein shall preclude the Board from changing Catiller’s title and duties if such Board has concluded in its reasonable judgment that such change is in Employer’s best interests. If Catiller is elected or appointed a director or officer of Employer or any subsidiary thereof during the term of this Agreement, Catiller will serve in such capacity without further compensation.

3.3 Time and Effort.

3.3.1. Entire Productive Time. Catiller shall devote Catiller’s entire productive time, attention, knowledge and skill to the business and interests of Employer. Employer shall be entitled to all the benefits and profits arising from or incident to any and all services performed by Catiller pursuant to this Agreement.

3.3.2. Exceptions. Nothing contained in Section 3.3.1., above, shall be construed to prevent Catiller from:

(a) investing his personal assets in businesses which do not compete with Employer, in such form or manner as will not require any services on the part of Catiller in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor;

(b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of Employer; and

(c) participating in conferences, preparing or publishing papers or books or teaching, so long as the Board approves of such activities prior to Catiller engaging in them.

3.4 Term.

3.4.1. Initial Term. The Term of this Agreement shall commence on the ____ day of ______, 2005, (the “Start Date”) and shall continue for a period of thirty-six (36) months, unless sooner terminated as provided for herein (the “Initial Term”).

3.4.2. Renewal Terms. This Agreement shall remain in full force and effect and shall renew for a maximum of three (3) additional twelve (12) month periods (each referred to as a “Renewal Term”), provided that both Parties at least sixty (60) days prior to the end of Initial Term, and then any Renewal Term, give written notice to the other of their intent to have the Agreement remain in full force and effect for the next Renewal Term.

3.4.3. Term Defined. For purposes of this Agreement, the word “Term” shall specifically include the Initial Term and all Renewal Terms hereunder.

3.5 Location. Except for routine travel incident to the business of Employer, Catiller’s services hereunder shall be principally performed at the Premises, or such other location within the surrounding area of the Premises.

IV

COMPENSATION

4.1 Base Salary. Employer agrees to pay Catiller and Catiller agrees to accept as compensation for the services and obligations set forth herein, as Base Salary, the sum referenced on Schedule “A”, per annum, which sum shall be paid to Catiller by Employer in equal semi-monthly installments to be tendered to Catiller on the first and fifteenth day of each month, or at such other intervals as may be mutually agreed upon by Employer and Catiller.

4.1.1. Necessary Deductions. Employer shall deduct from the Base Salary amounts sufficient to cover applicable federal, state, and/or local income tax withholdings, and any other amounts which Employer is required to withhold by applicable law.

4.1.2. Yearly Review. On each year anniversary date hereunder, Catiller’s Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Base Salary may be increased, but may never be decreased, in the sole discretion of the Board or the Compensation Committee.

4.2 Participation in Divisional Profit Pool. As additional consideration hereunder, Employer shall pay to Catiller in accordance with the following:

4.2.1. Divisional Profit Pool. Catiller shall be entitled to participate in the Divisional Profit Pool, as defined below, and receive his proportionate share of such distributions, if any, as additional compensation for his services rendered as an employee hereunder.

4.2.2. Proportionate Share. Catiller shall be entitled to receive ten percent (10%) of the total of all distributions from the Divisional Profit Pool.

4.2.3. Determinations and Distributions. The Divisional Profit Pool shall be determined each calendar year no later than the 31st day of March of each calendar year. Distributions of the Divisional Profit Pool shall be effected by CBC, if any, no later than the 30th day of April each year.

4.2.4. Applicable Definitions. For purposes of this Section 4.2, the follows terms shall be defined as provided below:

(a) “Divisional Profit Pool” shall be defined as a percentage of the Net Profit of the division referred to by Employer as the “IT NET Division”, with said percentage to be determined by the Board or the Compensation Committee in good faith on a yearly basis, and in no event in excess of fifty percent (50%).

(b) “Net Profit” shall be defined (and calculated for each calendar year) as the total of all revenue actually collected by or attributed to the IT NET Division, less all costs and expenses directly attributable to the IT NET Division, further qualified as follows:

(i) During the first twelve (12) months hereunder, Net Profit shall be determined without regard to or inclusion of any allocation for the general and administrative expenses of CBC; and

(ii) At all times hereunder, Net Profit shall be determined by including the gross revenues of CBC generated by the sales of Employee and all other employees of CBC whose efforts are directed toward the IT NET Division and which are not otherwise included under the IT NET Division, with the additional inclusion of all direct expenses for said sales and an allocable share of the general and administrative expenses of CBC as compared to the included gross proceeds.

4.3 Additional Annual Compensation. Employer may, but is not obligated to, pay Catiller as additional annual compensation, during each calendar year ending during the Term of this Agreement, such sums as may annually be determined by the Board, or the Compensation Committee, including bonus, regular and cost of living increases and adjustments.

V

EMPLOYEE BENEFITS

5.1 Employer Policy. During the Term of this Agreement, Catiller shall be entitled to participate in employee benefit plans or programs of Employer, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board, full medical, dental and income insurance, and participation in qualified pension and profit sharing plans.

    5.2 Business Expenses. Employer will reimburse Catiller for all reasonable business expenses incurred by Catiller in the performance of Catiller’s duties provided that:

(a) Each such expenditure qualifies as a proper deduction for Employer for federal income tax purposes; and

(b) Catiller furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures as a proper deduction for federal income tax purposes; and

(c) Prior to incurring any such expense in excess of One Thousand Dollars ($1,000), Catiller receives express authorization from the Chief Executive Officer or other authorized officer of Employer; and

(d) Any reimbursed expense payment to Catiller that is disallowed, in whole or in part, as a deductible business expense of Employer for federal income tax purposes shall be immediately repaid to Employer by Catiller to the full extent of such disallowance.

5.3 Vacation Time. Catiller shall be granted three (3) weeks paid vacation for each calendar year during the Term, with said time being prorated for the calendar year in which Catiller celebrates his first year of full-time employment. However, if at the end of any calendar year there is any accrued and unused vacation time for Employee, additional vacation time for Employee will not accrue until Employee takes all of his vacation time accrued from prior calendar years. Upon using said accrued vacation time, Employee shall once again be entitled to three (3) weeks paid vacation time for that calendar year, prorated for the month in which the remaining accrued vacation time was taken.

5.4 Indemnification. The Parties agree that all liabilities incurred by Catiller in his capacity as an employee of Employer hereunder shall be incurred for the account of Employer, and Catiller shall not be personally liable therefore except for those matters under applicable provisions of California General Corporate Law which are subject to indemnification for officers of corporations. Catiller shall not be liable to Employer, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, and Employer shall, and hereby agrees to, indemnify, defend and hold Catiller harmless from and against any and all damages and/or loss or liability (including, without limitation, all cost of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Section 5.5.

VI

TERMINATION

6.1 For Cause by Employer. This Agreement shall terminate upon five (5) days prior written notice from Employer to Catiller of the termination of Catiller’s employment “for cause” (as defined below), provided that Catiller does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Section 6.1, the term “for cause” shall include the following:

(a) Any action by Catiller involving the violation of any criminal statute constituting a felony;

(b) Gross misconduct in the performance of Catiller’s duties hereunder;

(c) The failure by Catiller to follow or comply with the policies and procedures of Employer, or the written directives of the Board of Directors of Employer, provided that such policies, procedures or directives are consistent with Catiller’s duties hereunder;

(d) The violation by Catiller of any provision of this Agreement; or

(e) The repeated failure by Catiller to render full and proper services, as required by the terms of this Agreement, and which Employer reasonably believes constitutes a material breach of this Agreement.

6.2 For Cause by Catiller. This Agreement shall terminate upon five (5) days prior written notice from Catiller to Employer of the termination of this Agreement “for cause” (as defined below), provided that Employer does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Section 6.2, the term “for cause” shall include the following:

(a) The willful breach of any of the material obligations of Employer to Catiller under this Agreement; or

(b) The Employer’s chief executive offices are moved to a location outside of Orange County, California.

6.3 Termination Without Cause.

6.3.1. Mutual Right to Terminate. Either Party may terminate this Agreement upon the delivery of thirty (30) days written notice to the other Party (“Termination Without Cause”).

6.3.2. Termination By Employer During Initial Term. In the event there is a Termination Without Cause by Employer at any time during the Initial Term, then:
(a) All shares stock acquired by Catiller pursuant to the Purchase Agreement and all replacements shall be and remain the property of Catiller.

(b) Employer shall continue to pay to Catiller, in accordance with the terms and conditions of Section 4.1, above, Catiller’s Base Salary at the time of Termination Without Cause (the “Termination Date”) for a period equal to the greater of (i) the months remaining in the Initial Term at the time of the Termination Date; or (ii) twelve (12), plus in any event an additional twelve (12) months as well.

6.3.3. Termination By Catiller During Initial Term. In the event there is a Termination Without Cause by Catiller at any time during the Initial Term, then:

(a) All shares stock acquired by Catiller pursuant to the Purchase Agreement and all replacements shall be immediately forfeited by Catiller, returned to the Employer, and be cancelled in full.

(b) Catiller shall pay to Employer twenty percent (20%) of the greater of (i) his salary or (ii) the gross billings generated by his sales efforts, paid as he receives compensation, for a period equal to the time remaining in the Initial Term at the time of the Termination Date, plus an additional twelve (12) months.

6.4 Other Termination. This Agreement shall terminate upon:

(a) The death or legal incapacity of Catiller;

(b) The expiration of the Term;

(c) At such time as Catiller suffers a Disability (as defined below);

(d) The dissolution and winding up of the business of Employer; or

(e) The express written consent of both Parties.

6.5 Disputes as to Termination. If either Party disputes any aspect of termination hereunder, the disputing party may demand arbitration of the dispute by written notice to the other. As part of their decision, the arbitrators may allocate the cost of arbitration, including fees of attorneys and experts, as they deem fair and equitable in light of all relevant circumstances. Such arbitration shall be commenced not later than thirty (30) days following the date of delivery of the notice of arbitration by a panel of three qualified arbitrators, one who shall be designated by Catiller, one by Employer and one (who shall act as chairman of the arbitration panel) by the first two arbitrators so appointed. The arbitration shall be conducted in Orange County, California in accordance with the rules promulgated and adopted by the American Arbitration Association (with the right of discovery as provided in the California Code of Civil Procedure by all Parties), and each Party shall retain the right to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both. The majority decision of the arbitration panel shall be final, binding and conclusive on all Parties (without any right of appeal therefrom) and shall not be subject to judicial review.

6.6 Disability. For purposes of this Agreement, the term “Disability” shall mean that by reason of physical or mental disability, Catiller will be unable to perform the regular duties of employment under this Agreement for a continuous period of ninety (90) days.
6.7 Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Section 5.4 and Articles VI, VII, VIII, IX, and XII, inclusive, shall expressly survive the termination of this Agreement.

VII

RESTRICTIVE COVENANTS AND RELATED CONFIDENTIALITY PROVISIONS

7.1 Trade Secrets Covenants. Catiller shall not at any time, whether during or subsequent to the term of Catiller’s employment, unless specifically consented to in writing by Employer, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of Employer, including, but not limited to, the names, buying habits, or practices of any of its customers, its’ marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of Employer’s business and its goodwill, and that any breach of any term of this Section 7.1 is a material breach of this Agreement.

7.2 Customer Accounts Covenants. As used herein, the term “Customer Accounts” shall mean all accounts, clients, customers, and the like of Employer and its affiliates, subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Catiller. During and through the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Catiller’s employment with Employer, Catiller shall not directly or indirectly make known to any person, firm, corporation or entity the names or addresses of any of the Customer Accounts or any other information pertaining to them. During this same time period, Catiller shall not, directly or indirectly, for Catiller or any other person, firm, corporation or entity, divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit, any of the Customer Accounts, including but not limited to those Customer Accounts which Catiller called or with whom Catiller became acquainted during Catiller’s employment with Employer.

7.3 Employees Covenant. During and throughout the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Catiller’s employment with Employer, Catiller shall not, directly or indirectly, or by action in concert with others, cause or induce or influence, or attempt to cause or induce or influence, any employee, agent, independent contractor, or other business affiliate of Employer to terminate his or her relationship with Employer, as such relationship exists at any time following the execution of this Agreement.

7.4 Competition Covenant. Catiller hereby agrees that during and throughout the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Catiller’s employment with Employer, Catiller shall not:

(a) directly or indirectly, in an individual or representative capacity, own an interest in, operate, join, control, finance (whether as a lender or investor), share in the earnings of, participate in, engage in or be connected as an officer, employee, agent, independent contractor, partner, shareholder, member, consultant, employer, investor, or principal of any corporation, partnership, proprietorship, firm, association, limited liability company, person, or any other entity engaged in any aspect of the Business inside the Territory, or which is otherwise in competition with Employer, except as otherwise provided for in Section 3.3.2.(b) herein; or

(b) Permit his name to be used, directly or indirectly, by any corporation, partnership, proprietorship, firm, association, limited liability company, person, or any other entity engaged in the Business within the Territory.

7.5 Books and Records. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records affecting or relating to the business of Employer which Catiller shall prepare, use, construct, observe, possess, or control shall be and remain the sole and exclusive property of Employer, and shall constitute trade secret information of Employer. Within five (5) day so of the Termination Date, Catiller shall promptly deliver to Employer all such equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of Employer which are or have been in the possession or under the control of Catiller.

7.6 Injunctive Relief. Catiller acknowledges that if Catiller violates any of the provisions of this Article VII, it will be difficult to determine the amount of damages resulting to Employer. In addition to any other remedies which it may have, Employer shall also be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

7.7 Enforcement of Covenants. It is the desire and intent of the Parties that the provisions of this Article VII shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Article VII shall be adjudicated to be invalid or unenforceable, this Article VII shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Article in the particular jurisdiction in which such adjudication is made.
VIII

PROPRIETARY INTEREST

8.1 Inventions. All inventions, improvements, ideas and disclosures (whether or not patentable) conceived or reduced to practice (actually or constructively) by Catiller during the Term of this Agreement which are directly or indirectly related to Employer’s business shall be the property of Employer. Catiller shall execute and deliver to Employer, at Employer’s expense, all instruments of assignment necessary to vest title to such intangible rights in Employer, and, if requested, to execute all applications for issuance of Letters Patent in the United States or abroad and assignments thereof.

8.2 Specific Exclusion. Specifically excluded from this Article XI are any inventions which qualify fully under California Labor Code §2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Related at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

IX

REPRESENTATIONS AND WARRANTIES OF CATILLER

Catiller hereby represents and warrants to Employer the following as of and on the day this Agreement is executed:

(a) The execution, delivery and consummation of this Agreement will comply with all applicable law and will not:

(i) Violate any judgment, order, writ or decree of any court or administrative body applicable to Catiller;

(ii) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any right to proceed against Employer under any agreement, commitment, contract (written or oral) or other instrument to which Catiller is a party.

(b) Catiller is not subject to any non-compete, non-disclosure or similar agreement (whether oral or written) with any third party.

X

EXTENT OF RELATIONSHIP

CATILLER HEREBY ACKNOWLEDGES THAT THIS AGREEMENT (AND ALL OTHER REFERENCES HEREIN) THE SOLE AGREEMENT BETWEEN EMPLOYER AND CATILLER REGARDING THE EXTENT OF THE EMPLOYMENT RELATIONSHIP BETWEEN EMPLOYER AND CATILLER. THERE IS NO OTHER AGREEMENT, EXPRESS OR IMPLIED, BETWEEN EMPLOYER AND CATILLER FOR EMPLOYMENT BEYOND THE TERM SPECIFIED HEREIN OR UNDER ANY CONDITIONS OTHER THAN THOSE STATED HEREIN. EMPLOYER AND CATILLER BOTH HAVE THE RIGHT TO TERMINATE THIS AGREEMENT ONLY IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

XI

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 12.13, below, as follows:

If to Employer :                                                        With a copy to:
Mr. David Parker                                                        Keith A. Rosenbaum, Esq.
CREATIVE BUSINESS CONCEPTS, INC.                                         SPECTRUM LAW GROUP, LLP
One Technology Drive, Building H                                              1900 Main Street, Suite 125
Irvine, California 92618                                                      Irvine, California 92614

If to Catiller:                                                             With a Copy to:
Mr. Doug Catiller                                                         Douglas J. Schaaf, Esq.
                                                                    PAUL HASTINGS
                                                                    695 Town Center Drive
                                                                    Costa Mesa, California 92626-1924

XII

ADDITIONAL PROVISIONS

12.1 Executed Counterparts. This Agreement may be executed in any number of original, fax or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, as a defense to the formation of a contract.

12.2 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

12.3 Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

12.4 Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

12.5 Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

12.6 Entire Agreement. This Agreement, and all references herein, contains the entire understanding among the Parties hereto and supersedes any and all prior written or oral agreements, understandings, and negotiations between them respecting the subject matter contained herein.

12.7 Additional Documentation. The Parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of the State of California.

12.8 Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

12.9 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

12.10 Remedies.

12.10.1. Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

12.10.2. Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

12.11 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

12.12 Assignability. This Agreement is not assignable by Catiller, and is assignable by Employer upon a merger or similar acquisitive transaction involving Employer.

12.13 Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by mail, by telegram or by recognized commercial over-night delivery service (such as Federal Express, UPS or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

12.14 Time. All Parties agree that time is of the essence as to this Agreement.

12.15 Disputes. The Parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both Parties are obligated to proceed thereunder. Arbitration shall proceed in Orange County, and the Parties agree to be bound by the arbitrator’s award, which may be filed in the Superior Court of California, County of Orange. The Parties consent to the jurisdiction of California Courts for enforcement of this determination by arbitration. The prevailing Party shall be entitled to reimbursement for his attorney’s fees and all costs associated with arbitration. In any arbitration proceeding conducted pursuant to the provisions of this Section, both Parties shall have the right to conduct discovery, to call witnesses and to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both, and the provisions of the California Code of Civil Procedure (Right to Discovery; Procedure and Enforcement) are hereby incorporated into this Agreement by this reference and made a part hereof. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

12.16 Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

12.17 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

12.18 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

12.19 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

12.20 No Third Party Beneficiaries. This Agreement has been entered into solely by and between Employer and Catiller, solely for their benefit. There is no intent by either Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

12.21 Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

12.22 Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; and, (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

XIII

EXECUTION
IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, and shall be effective as of and on the Effective Date.

EMPLOYER:      CATILLER:
CREATIVE BUSINESS CONCEPTS, INC.,
a California corporation
/s/ Doug Catiller
DOUG CATILLER
BY:/s/ J. Richard Shafer              DATED:  September 1, 2005

NAME: J.Richard Shafer

TITLE: President/CFO

DATED: September 22, 2005

1.1/bos/gb/cbc/itnet/employmentagreements/catiller

SCHEDULE “A”

SECTION MATTER COMMENTS

3.1 Position/Title  Catiller shall serve as Employer’s _____ ________.

3.1 Services  The services to be rendered by Catiller shall include but not be limited to _______ ___________ _________.

4.1 Annual Base Salary Ninety Five Thousand Dollars ($95,000).

EXHIBIT 9.2(d)

KEN MORAN EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

CREATIVE BUSINESS CONCEPTS, INC.,
as “Employer”

and

KEN MORAN,
as “Moran”

Effective Date:
September 1, 2005

EMPLOYMENT AGREEMENT

I

PARTIES

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this ____ day of ____________, 2005, by and between CREATIVE BUSINESS CONCEPTS, INC., a California corporation (the “Employer”); and, KEN MORAN, an individual residing in the State of California (“Moran”). Employer and Moran are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. Employer is a wireless and business systems provider specializing in WiFi/WiMAX, security, IT integration, and telecommunication services. As part of these offering of services, Employer designs and installs specialty communication systems for data, voice, video, and telecom, among other things (the “Business”).

B. Employer’s principal place of business is located at One Technology Drive, Building H, Irvine, California, 92618 (the “Premises”), and is deemed to be conducted throughout the continental United States, but principally conducted in the Southern California counties of San Diego, Orange, Los Angeles, Ventura, San Bernardino, and Riverside, and in each metropolitan area in which the headquarters of a client of Employer is located (the “Territory”).

C. Moran represents to possess certain skills and contacts which would enable Moran to benefit Employer.

D. Immediately prior to executing this Agreement, Moran was an employee of IT NETWORK PARTNERS, INC., a California corporation (“IT NET”), of which Moran was a principal shareholder.

E. Concurrent with the execution of this Agreement, Employer acquired one hundred percent (100%) of the issued and outstanding shares of stock of IT NET under the terms and conditions of an Agreement and Plan of Reorganization (the “Purchase Agreement”). Capitalized terms not defined herein shall have the same meanings attached to them in the Purchase Agreement.
F. The Parties acknowledge that Moran’s abilities and services are unique and essential to the prospects of Employer, and Employer has relied upon Moran agreeing to serve Employer pursuant to this Agreement.

G. Employer desires to retain the services of Moran, and Moran desires to be retained by Employer, all pursuant to the terms and conditions contained herein.
H. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

EMPLOYMENT

3.1 Position. Employer hereby hires Moran to serve in the position referenced on Schedule “A”, attached hereto and incorporated herein by reference. Moran shall do and perform all services, duties, responsibilities, and acts (i) prescribed by the Bylaws of Employer, as amended from time-to-time, (ii) which are customarily vested in the position hereunder by Moran, and (iii) necessary or advisable to carry out such responsibilities, subject always to the control of the Board of Directors of Employer (the “Board”), or all authorized designees. Said services may include, but not be limited to, those listed on Schedule “A”.

3.2 Certain Changes and Additional Responsibilities. Nothing herein shall preclude the Board from changing Moran’s title and duties if such Board has concluded in its reasonable judgment that such change is in Employer’s best interests. If Moran is elected or appointed a director or officer of Employer or any subsidiary thereof during the term of this Agreement, Moran will serve in such capacity without further compensation.

3.3 Time and Effort.

3.3.1. Entire Productive Time. Moran shall devote Moran’s entire productive time, attention, knowledge and skill to the business and interests of Employer. Employer shall be entitled to all the benefits and profits arising from or incident to any and all services performed by Moran pursuant to this Agreement.

3.3.2. Exceptions. Nothing contained in Section 3.3.1., above, shall be construed to prevent Moran from:

(a) investing his personal assets in businesses which do not compete with Employer, in such form or manner as will not require any services on the part of Moran in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor;

(b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive to that of Employer; and

(c) participating in conferences, preparing or publishing papers or books or teaching, so long as the Board approves of such activities prior to Moran engaging in them.

3.4 Term.

3.4.1. Initial Term. The Term of this Agreement shall commence on the ____ day of ______, 2005, (the “Start Date”) and shall continue for a period of thirty-six (36) months, unless sooner terminated as provided for herein (the “Initial Term”).

3.4.2. Renewal Terms. This Agreement shall remain in full force and effect and shall renew for a maximum of three (3) additional twelve (12) month periods (each referred to as a “Renewal Term”), provided that both Parties at least sixty (60) days prior to the end of Initial Term, and then any Renewal Term, give written notice to the other of their intent to have the Agreement remain in full force and effect for the next Renewal Term.

3.4.3. Term Defined. For purposes of this Agreement, the word “Term” shall specifically include the Initial Term and all Renewal Terms hereunder.

3.5 Location. Except for routine travel incident to the business of Employer, Moran’s services hereunder shall be principally performed at the Premises, or such other location within the surrounding area of the Premises.

IV

COMPENSATION

4.1 Base Salary. Employer agrees to pay Moran and Moran agrees to accept as compensation for the services and obligations set forth herein, as Base Salary, the sum referenced on Schedule “A”, per annum, which sum shall be paid to Moran by Employer in equal semi-monthly installments to be tendered to Moran on the first and fifteenth day of each month, or at such other intervals as may be mutually agreed upon by Employer and Moran.

4.1.1. Necessary Deductions. Employer shall deduct from the Base Salary amounts sufficient to cover applicable federal, state, and/or local income tax withholdings, and any other amounts which Employer is required to withhold by applicable law.

4.1.2. Yearly Review. On each year anniversary date hereunder, Moran’s Base Salary shall be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”). Base Salary may be increased, but may never be decreased, in the sole discretion of the Board or the Compensation Committee.

4.2 Participation in Divisional Profit Pool. As additional consideration hereunder, Employer shall pay to Moran in accordance with the following:

4.2.1. Divisional Profit Pool. Moran shall be entitled to participate in the Divisional Profit Pool, as defined below, and receive his proportionate share of such distributions, if any, as additional compensation for his services rendered as an employee hereunder.

4.2.2. Proportionate Share. Moran shall be entitled to receive ten percent (10%) of the total of all distributions from the Divisional Profit Pool.

4.2.3. Determinations and Distributions. The Divisional Profit Pool shall be determined each calendar year no later than the 31st day of March of each calendar year. Distributions of the Divisional Profit Pool shall be effected by CBC, if any, no later than the 30th day of April each year.

4.2.4. Applicable Definitions. For purposes of this Section 4.2, the follows terms shall be defined as provided below:

(a) “Divisional Profit Pool” shall be defined as a percentage of the Net Profit of the division referred to by Employer as the “IT NET Division”, with said percentage to be determined by the Board or the Compensation Committee in good faith on a yearly basis, and in no event in excess of fifty percent (50%).

(b) “Net Profit” shall be defined (and calculated for each calendar year) as the total of all revenue actually collected by or attributed to the IT NET Division, less all costs and expenses directly attributable to the IT NET Division, further qualified as follows:

(i) During the first twelve (12) months hereunder, Net Profit shall be determined without regard to or inclusion of any allocation for the general and administrative expenses of CBC; and

(ii) At all times hereunder, Net Profit shall be determined by including the gross revenues of CBC generated by the sales of Employee and all other employees of CBC whose efforts are directed toward the IT NET Division and which are not otherwise included under the IT NET Division, with the additional inclusion of all direct expenses for said sales and an allocable share of the general and administrative expenses of CBC as compared to the included gross proceeds.

4.3 CBC Commission Sales Schedule. Moran shall also be eligible to participate in the CBC Commission Sales Schedule then in effect, as amended from time-to-time. The Parties hereby agree to memorialize in writing all such commission arrangements, which shall be in addition to all other amounts earned by and paid to Moran hereunder.

4.4 Additional Annual Compensation. Employer may, but is not obligated to, pay Moran as additional annual compensation, during each calendar year ending during the Term of this Agreement, such sums as may annually be determined by the Board, or the Compensation Committee, including bonus, regular and cost of living increases and adjustments.

V

EMPLOYEE BENEFITS

5.1 Employer Policy. During the Term of this Agreement, Moran shall be entitled to participate in employee benefit plans or programs of Employer, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Such additional benefits shall include, subject to the approval of the Board, full medical, dental and income insurance, and participation in qualified pension and profit sharing plans.

5.2 Business Expenses. Employer will reimburse Moran for all reasonable business expenses incurred by Moran in the performance of Moran’s duties provided that:

(a) Each such expenditure qualifies as a proper deduction for Employer for federal income tax purposes; and

(b) Moran furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures as a proper deduction for federal income tax purposes; and

(c) Prior to incurring any such expense in excess of One Thousand Dollars ($1,000), Moran receives express authorization from the Chief Executive Officer or other authorized officer of Employer; and

(d) Any reimbursed expense payment to Moran that is disallowed, in whole or in part, as a deductible business expense of Employer for federal income tax purposes shall be immediately repaid to Employer by Moran to the full extent of such disallowance.

5.3 Vacation Time. Moran shall be granted three (3) weeks paid vacation for each calendar year during the Term, with said time being prorated for the calendar year in which Moran celebrates his first year of full-time employment. However, if at the end of any calendar year there is any accrued and unused vacation time for Employee, additional vacation time for Employee will not accrue until Employee takes all of his vacation time accrued from prior calendar years. Upon using said accrued vacation time, Employee shall once again be entitled to three (3) weeks paid vacation time for that calendar year, prorated for the month in which the remaining accrued vacation time was taken.

5.4 Indemnification. The Parties agree that all liabilities incurred by Moran in his capacity as an employee of Employer hereunder shall be incurred for the account of Employer, and Moran shall not be personally liable therefore except for those matters under applicable provisions of California General Corporate Law which are subject to indemnification for officers of corporations. Moran shall not be liable to Employer, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, and Employer shall, and hereby agrees to, indemnify, defend and hold Moran harmless from and against any and all damages and/or loss or liability (including, without limitation, all cost of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Section 5.5.

VI

TERMINATION

6.1 For Cause by Employer. This Agreement shall terminate upon five (5) days prior written notice from Employer to Moran of the termination of Moran’s employment “for cause” (as defined below), provided that Moran does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Section 6.1, the term “for cause” shall include the following:

(a) Any action by Moran involving the violation of any criminal statute constituting a felony;

(b) Gross misconduct in the performance of Moran’s duties hereunder;

(c) The failure by Moran to follow or comply with the policies and procedures of Employer, or the written directives of the Board of Directors of Employer, provided that such policies, procedures or directives are consistent with Moran’s duties hereunder;

(d) The violation by Moran of any provision of this Agreement; or

(e) The repeated failure by Moran to render full and proper services, as required by the terms of this Agreement, and which Employer reasonably believes constitutes a material breach of this Agreement.

6.2 For Cause by Moran. This Agreement shall terminate upon five (5) days prior written notice from Moran to Employer of the termination of this Agreement “for cause” (as defined below), provided that Employer does not cease the conduct constituting “for cause” prior to the expiration of such five (5) day period. For purposes of this Section 6.2, the term “for cause” shall include the following:

(a) The willful breach of any of the material obligations of Employer to Moran under this Agreement; or

(b) The Employer’s chief executive offices are moved to a location outside of Orange County, California.

6.3 Termination Without Cause.

6.3.1. Mutual Right to Terminate. Either Party may terminate this Agreement upon the delivery of thirty (30) days written notice to the other Party (“Termination Without Cause”).

6.3.2. Termination By Employer During Initial Term. In the event there is a Termination Without Cause by Employer at any time during the Initial Term, then:

(a) All shares stock acquired by Moran pursuant to the Purchase Agreement and all replacements shall be and remain the property of Moran.

(b) Employer shall continue to pay to Moran, in accordance with the terms and conditions of Section 4.1, above, Moran’s Base Salary at the time of Termination Without Cause (the “Termination Date”) for a period equal to the greater of (i) the months remaining in the Initial Term at the time of the Termination Date; or (ii) twelve (12), plus in any event an additional twelve (12) months as well.

6.3.3. Termination By Moran During Initial Term. In the event there is a Termination Without Cause by Moran at any time during the Initial Term, then:

(a) All shares stock acquired by Moran pursuant to the Purchase Agreement and all replacements shall be immediately forfeited by Moran, returned to the Employer, and be cancelled in full.

(b) Moran shall pay to Employer twenty percent (20%) of the greater of (i) his salary or (ii) the gross billings generated by his sales efforts, paid as he receives compensation, for a period equal to the time remaining in the Initial Term at the time of the Termination Date, plus an additional twelve (12) months.

6.4 Other Termination. This Agreement shall terminate upon:

(a) The death or legal incapacity of Moran;

(b) The expiration of the Term;

(c) At such time as Moran suffers a Disability (as defined below);

(d) The dissolution and winding up of the business of Employer; or

(e) The express written consent of both Parties.

6.5 Disputes as to Termination. If either Party disputes any aspect of termination hereunder, the disputing party may demand arbitration of the dispute by written notice to the other. As part of their decision, the arbitrators may allocate the cost of arbitration, including fees of attorneys and experts, as they deem fair and equitable in light of all relevant circumstances. Such arbitration shall be commenced not later than thirty (30) days following the date of delivery of the notice of arbitration by a panel of three qualified arbitrators, one who shall be designated by Moran, one by Employer and one (who shall act as chairman of the arbitration panel) by the first two arbitrators so appointed. The arbitration shall be conducted in Orange County, California in accordance with the rules promulgated and adopted by the American Arbitration Association (with the right of discovery as provided in the California Code of Civil Procedure by all Parties), and each Party shall retain the right to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both. The majority decision of the arbitration panel shall be final, binding and conclusive on all Parties (without any right of appeal therefrom) and shall not be subject to judicial review.

6.6 Disability. For purposes of this Agreement, the term “Disability” shall mean that by reason of physical or mental disability, Moran will be unable to perform the regular duties of employment under this Agreement for a continuous period of ninety (90) days.

6.7 Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Section 5.4 and Articles VI, VII, VIII, IX, and XII, inclusive, shall expressly survive the termination of this Agreement.

VII

RESTRICTIVE COVENANTS AND RELATED CONFIDENTIALITY PROVISIONS

7.1 Trade Secrets Covenants. Moran shall not at any time, whether during or subsequent to the term of Moran’s employment, unless specifically consented to in writing by Employer, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of Employer, including, but not limited to, the names, buying habits, or practices of any of its customers, its’ marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of Employer’s business and its goodwill, and that any breach of any term of this Section 7.1 is a material breach of this Agreement.

7.2 Customer Accounts Covenants. As used herein, the term “Customer Accounts” shall mean all accounts, clients, customers, and the like of Employer and its affiliates, subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Moran. During and through the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Moran’s employment with Employer, Moran shall not directly or indirectly make known to any person, firm, corporation or entity the names or addresses of any of the Customer Accounts or any other information pertaining to them. During this same time period, Moran shall not, directly or indirectly, for Moran or any other person, firm, corporation or entity, divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit, any of the Customer Accounts, including but not limited to those Customer Accounts which Moran called or with whom Moran became acquainted during Moran’s employment with Employer.

7.3 Employees Covenant. During and throughout the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Moran’s employment with Employer, Moran shall not, directly or indirectly, or by action in concert with others, cause or induce or influence, or attempt to cause or induce or influence, any employee, agent, independent contractor, or other business affiliate of Employer to terminate his or her relationship with Employer, as such relationship exists at any time following the execution of this Agreement.

7.4 Competition Covenant. Moran hereby agrees that during and throughout the Term of this Agreement and continuing for a period of twenty-four (24) months immediately following the termination of Moran’s employment with Employer, Moran shall not:

(a) directly or indirectly, in an individual or representative capacity, own an interest in, operate, join, control, finance (whether as a lender or investor), share in the earnings of, participate in, engage in or be connected as an officer, employee, agent, independent contractor, partner, shareholder, member, consultant, employer, investor, or principal of any corporation, partnership, proprietorship, firm, association, limited liability company, person, or any other entity engaged in any aspect of the Business inside the Territory, or which is otherwise in competition with Employer, except as otherwise provided for in Section 3.3.2.(b) herein; or

(b) Permit his name to be used, directly or indirectly, by any corporation, partnership, proprietorship, firm, association, limited liability company, person, or any other entity engaged in the Business within the Territory.

7.5 Books and Records. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records affecting or relating to the business of Employer which Moran shall prepare, use, construct, observe, possess, or control shall be and remain the sole and exclusive property of Employer, and shall constitute trade secret information of Employer. Within five (5) day so of the Termination Date, Moran shall promptly deliver to Employer all such equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of Employer which are or have been in the possession or under the control of Moran.

7.6 Injunctive Relief. Moran acknowledges that if Moran violates any of the provisions of this Article VII, it will be difficult to determine the amount of damages resulting to Employer. In addition to any other remedies which it may have, Employer shall also be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

7.7 Enforcement of Covenants. It is the desire and intent of the Parties that the provisions of this Article VII shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Article VII shall be adjudicated to be invalid or unenforceable, this Article VII shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Article in the particular jurisdiction in which such adjudication is made.

VIII

PROPRIETARY INTEREST

8.1 Inventions. All inventions, improvements, ideas and disclosures (whether or not patentable) conceived or reduced to practice (actually or constructively) by Moran during the Term of this Agreement which are directly or indirectly related to Employer’s business shall be the property of Employer. Moran shall execute and deliver to Employer, at Employer’s expense, all instruments of assignment necessary to vest title to such intangible rights in Employer, and, if requested, to execute all applications for issuance of Letters Patent in the United States or abroad and assignments thereof.

8.2 Specific Exclusion. Specifically excluded from this Article XI are any inventions which qualify fully under California Labor Code §2870, which provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Related at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

IX

REPRESENTATIONS AND WARRANTIES OF MORAN

Moran hereby represents and warrants to Employer the following as of and on the day this Agreement is executed:

(a) The execution, delivery and consummation of this Agreement will comply with all applicable law and will not:

(i) Violate any judgment, order, writ or decree of any court or administrative body applicable to Moran;

(ii) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any right to proceed against Employer under any agreement, commitment, contract (written or oral) or other instrument to which Moran is a party.

(b) Moran is not subject to any non-compete, non-disclosure or similar agreement (whether oral or written) with any third party.

X

EXTENT OF RELATIONSHIP

MORAN HEREBY ACKNOWLEDGES THAT THIS AGREEMENT (AND ALL OTHER REFERENCES HEREIN) THE SOLE AGREEMENT BETWEEN EMPLOYER AND MORAN REGARDING THE EXTENT OF THE EMPLOYMENT RELATIONSHIP BETWEEN EMPLOYER AND MORAN. THERE IS NO OTHER AGREEMENT, EXPRESS OR IMPLIED, BETWEEN EMPLOYER AND MORAN FOR EMPLOYMENT BEYOND THE TERM SPECIFIED HEREIN OR UNDER ANY CONDITIONS OTHER THAN THOSE STATED HEREIN. EMPLOYER AND MORAN BOTH HAVE THE RIGHT TO TERMINATE THIS AGREEMENT ONLY IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

XI

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 12.13, below, as follows:

If to Employer :                                                    With a copy to:
Mr. David Parker                                                    Keith A. Rosenbaum, Esq.
CREATIVE BUSINESS CONCEPTS, INC.                                  SPECTRUM LAW GROUP, LLP
One Technology Drive, Building H                                        1900 Main Street, Suite 125
Irvine, California 92618                                                Irvine, California 92614

If to Moran:                                                           With a Copy to:
Mr. Ken Moran                                                      Douglas J. Schaaf, Esq.
                                                                PAUL HASTINGS
                                                                695 Town Center Drive
                                                                Costa Mesa, California 92626-1924

XII

ADDITIONAL PROVISIONS

12.1 Executed Counterparts. This Agreement may be executed in any number of original, fax or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine, as a defense to the formation of a contract.

12.2 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

12.3 Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

12.4 Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

12.5 Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

12.6 Entire Agreement. This Agreement, and all references herein, contains the entire understanding among the Parties hereto and supersedes any and all prior written or oral agreements, understandings, and negotiations between them respecting the subject matter contained herein.

12.7 Additional Documentation. The Parties hereto agree to execute, acknowledge and cause to be filed and recorded, if necessary, any and all documents, amendments, notices and certificates which may be necessary or convenient under the laws of the State of California.
12.8 Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorney’s fees.

12.9 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

12.10 Remedies.

12.10.1. Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

12.10.2. Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

12.11 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

12.12 Assignability. This Agreement is not assignable by Moran, and is assignable by Employer upon a merger or similar acquisitive transaction involving Employer.

12.13 Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by mail, by telegram or by recognized commercial over-night delivery service (such as Federal Express, UPS or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (d) if by telegram, upon telephone confirmation of receipt of same; or, (e) if by recognized commercial over-night delivery service, upon such delivery.

12.14 Time. All Parties agree that time is of the essence as to this Agreement.

12.15 Disputes. The Parties agree to cooperate and meet in order to resolve any disputes or controversies arising under this Agreement. Should they be unable to do so, then either may elect arbitration under the rules of the American Arbitration Association, and both Parties are obligated to proceed thereunder. Arbitration shall proceed in Orange County, and the Parties agree to be bound by the arbitrator’s award, which may be filed in the Superior Court of California, County of Orange. The Parties consent to the jurisdiction of California Courts for enforcement of this determination by arbitration. The prevailing Party shall be entitled to reimbursement for his attorney’s fees and all costs associated with arbitration. In any arbitration proceeding conducted pursuant to the provisions of this Section, both Parties shall have the right to conduct discovery, to call witnesses and to cross-examine the opposing Party’s witnesses, either through legal counsel, expert witnesses or both, and the provisions of the California Code of Civil Procedure (Right to Discovery; Procedure and Enforcement) are hereby incorporated into this Agreement by this reference and made a part hereof. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

12.16 Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

12.17 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

12.18 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

12.19 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

12.20 No Third Party Beneficiaries. This Agreement has been entered into solely by and between Employer and Moran, solely for their benefit. There is no intent by either Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

12.21 Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

12.22 Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (vi) all references to “Dollars” or “$” shall be construed as being United States dollars; (vii) the term “including” is not limiting and means “including without limitation”; and, (viii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

XIII

EXECUTION
IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, and shall be effective as of and on the Effective Date.

EMPLOYER:      MORAN:
CREATIVE BUSINESS CONCEPTS, INC.,
a California corporation
/s/ Ken Moran
KEN MORAN
BY:/s/ J. Richard Shafer              DATED:  September 1, 2005

NAME: J.Richard Shafer

TITLE: President/CFO

DATED: September 22, 2005

1.1/bos/gb/cbc/itnet/employmentagreements/moran

SCHEDULE “A”

SECTION MATTER COMMENTS

3.1 Position/Title  Moran shall serve as Employer’s Sales Executive.

3.1 Services  The services to be rendered by Moran shall include but not be limited to _______ ___________ _________.

4.1 Annual Base Salary Fifty-Five Thousand Dollars ($55,000).

 SCHEDULE II-B

SHAREHOLDERS AND OWNERSHIP

Shareholder	Principal Address	Ownership
Gregg Stempson	One Technology Drive Building H Irvine CA 92618	40%
Jim Froggatt	One Technology Drive Building H Irvine CA 92618	40%
Doug Catiller	One Technology Drive Building H Irvine CA 92618	10%
Ken Moran	One Technology Drive Building H Irvine CA 92618	10%

SCHEDULE 5.2

CBC SUBSIDIARIES

None.

SCHEDULE 5.8

CBC CAPITALIZATION

1. CBC is in the process of adopting a stock option plan for which that number of shares of CBC voting common stock determined in the sole discretion of the Board of Directors of CBC will be reserved.

2. At least eight hundred twelve thousand four hundred sixty nine (812,469) shares of CBC voting common stock is potentially issuable upon the exercise of a conversion feature contained in four (4) separate promissory notes (the “Convertible Notes”). The Convertible Notes are in the respective amounts of $287,500, $525,000, $237,500, and $420,000, and each of the Convertible Notes is in favor of an existing shareholder of CBC. Each of the Convertible Notes are dated September 30, 2004 and are due on September 30, 2007, although each of the Convertible Notes may be prepaid, in whole or in part, at any time by the Company upon 30-days prior notice. The Convertible Notes carry an interest rate of 8% per annum. The holder of each respective Convertible Note is entitled to convert the outstanding principal balance and all accrued and unpaid interest into shares of common stock, at any time after September 30, 2005, at a conversion price for each share of common stock equal to $2.00 per share of common stock.

SCHEDULE 5.13

CBC TAX RETURNS AND DISPUTES

CBC is currently under audit by the IRS for its tax year ending 31 December 2003.

SCHEDULE 6.3

SHAREHOLDER INFORMATION

Shareholder	Shares Owned	Ownership Percentage	CBC Stock Received

Gregg Stempson	400	40%	160,000

Jim Froggatt	400	40%	160,000

Doug Catiller	100	10%	40,000

Ken Moran	100	10%	40,000

SCHEDULE 7.2

IT NET SUBSIDIARIES

None

SCHEDULE 7.8

IT NET CAPITALIZATION

None

SCHEDULE 7.10

IT NET EMPLOYEE BENEFITS

None

SCHEDULE 7.13

IT NET LEASES AND SIMILAR AGREEMENTS

None

SCHEDULE 7.14

IT NET MATERIAL AGREEMENTS

None

SCHEDULE 7.15

IT NET EMPLOYMENT AGREEMENTS

None

SCHEDULE 7.16

IT NET RESTRICTIVE COVENANT AGREEMENTS

None

SCHEDULE 7.19

IT NET ENVIRONMENTAL DISCLOSURES

None

SCHEDULE 7.24

IT NET TITLE TO ASSETS

None

SCHEDULE 7.26

IT NET INTELLECTUAL PROPERTY ASSETS

None